SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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March 13, 2015

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 23, 2015, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect ten directors of the Company as described in the accompanying Proxy Statement; (ii) to give an advisory vote on our executive compensation; (iii) to consider and act upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation to provide for a majority voting standard for uncontested elections of directors; (iv) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2015; and (v) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend the meeting, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

Sincerely,

Paul Manning
President and Chief Executive Officer

Enclosures

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting To Be Held April 23, 2015

To the Shareholders of Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 23, 2015, at 2:00 p.m., Central Time, for the following purposes:

1. To elect ten directors of the Company as described in the accompanying proxy statement;

2. To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement;

3. To consider and act upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation to provide for a majority voting standard for uncontested elections of directors;

4. To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2015; and

5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 23, 2015

The Proxy Statement and Notice of Annual Meeting and the 2014 Annual Report to Shareholders are
available on Sensient’s website at http://investor.sensient.com

The Board of Directors has fixed the close of business on February 27, 2015, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned, by delivering a later executed proxy or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the Meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the Meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary

Milwaukee, Wisconsin
March 13, 2015

PROXY VOTING INSTRUCTIONS

You may cast your vote in person at the meeting or by any one of the following ways:

BY TELEPHONE: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OVER THE INTERNET: You may visit the Web site indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

BY MAIL: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If you are a beneficial holder (that is, if your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials. If a broker does not receive voting instructions from the beneficial owner on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation, the broker may not vote such shares without specific instructions and may return a proxy card with no vote on these matters, in which case such shares will have no effect in the outcome of such matters. If you are a participant in a Sensient employee benefit plan, you have the right to instruct the trustees and/or administrators of such plans to vote the shares allocated to your plan account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the uninstructed shares will be voted in accordance with the provisions of the applicable plan.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE VOTING, PLEASE CONTACT OUR PROXY SOLICITOR,

D. F. KING & CO., INC.
TOLL FREE AT (800) 331-6359.

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

Proxy Statement

For Annual Meeting Of Shareholders
to be held on April 23, 2015

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 13, 2015, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2015 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 23, 2015, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. This proxy statement and the accompanying Notice of Annual Meeting and the 2014 Annual Report to Shareholders are also available on our website at http://investor.sensient.com. The 2014 Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2014, and certain other information concerning the Company. The 2014 Annual Report to Shareholders and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 27, 2015, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 47,386,066 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, that is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked, or that has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

•	FOR the election of the Board’s ten nominees for director;

•	FOR approval of the compensation of our named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

•	FOR approval of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation to provide for a majority voting standard for uncontested elections of directors;

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2015; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2015. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect with respect to the election of directors and the advisory shareholder vote on our executive compensation.

Shares held in the same registration (for example, shares held by an individual directly and through an employee benefit plan) will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you receive to ensure that all shares you own are voted in accordance with your directions.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company or by delivering a later executed proxy. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by Internet. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Sensient expects that it will pay D. F. King & Co., Inc., its customary fees, estimated not to exceed approximately $10,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

All directors are elected on an annual basis for one-year terms. The Board currently consists of eleven members. Mr. Hickey, who is currently serving as a director, will retire from the Board at the time of the Meeting. Upon the retirement of Mr. Hickey from the Board, the Board will decrease the size of the Board from eleven to ten members in accordance with Sensient’s Bylaws. The Board has re-nominated the other ten of its current directors: Messrs. Brown, Cichurski, Croft, Kenneth Manning and Paul Manning; Drs. Carleone, Clydesdale and Wedral; and Mses. McKeithan-Gebhardt and Whitelaw.

The Company intends that the persons named as proxies in the accompanying proxy cards will vote FOR the election of the Board’s ten nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxy cards that include directions to vote in favor of that nominee or that do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s Amended and Restated Articles of Incorporation do not otherwise provide, subject to shareholder approval at the Meeting of the amendment described in proposal Item 3 below), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Sensient’s Corporate Governance Guidelines, a copy of which is available on the Company’s website (www.sensient.com) by following links to “About Sensient” and “Corporate Governance,” include a director resignation policy for directors in uncontested elections. Pursuant to the policy, any director who fails to receive a greater number of votes “for” his or her election than votes “withheld” at the Meeting must tender his or her irrevocable resignation to the Board. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for consideration by the Board, and the Board will act on the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

If Sensient’s shareholders approve the amendment to Sensient’s Amended and Restated Articles of Incorporation described in proposal Item 3 below, such amendment would become effective upon the filing of articles of amendment of the Company’s Amended and Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions and majority voting would replace the existing plurality voting standard and director resignation policy with respect to director elections thereafter.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation, consent and certain other materials as specified in the Company’s Bylaws, must have been received by the Secretary no later than 90 days before the meeting, or January 23, 2015, with respect to the Meeting. As no notice of any other nominations was received, no other nominations for election to the Board may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s Chairman of the Board and the Company’s President and Chief Executive Officer; the personal attributes the Company seeks in all directors; and the broad mix of skills and experience that should exist among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board. The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;

•	a recent leadership position in the administration of a major college or university;

•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

•	recent prior senior level governmental or military service;

•	financial expertise; or

•	risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Board believes qualify each of Sensient’s nominees to serve on the Board are briefly described below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL TEN NOMINEES DESCRIBED BELOW. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR ALL TEN NOMINEES DESCRIBED BELOW.

Hank Brown Age 75	Director Since 2004 Audit Committee (Chairman) Finance Committee Nominating and Corporate Governance Committee

Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C. Mr. Brown was President of the University of Colorado from 2005 to 2008, and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institutions to greater enrollment and financial support. In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, where he continues to serve on the Board. Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees), and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division. Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997) and First Bank Corp. (since 2013). Within the past five years he was a director of Delta Petroleum Corporation (from 2007 to 2010) and Guaranty Bancorp (from 2008 to 2009); prior to that time he was a director of several other public companies.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy, earning his commission at Newport, Rhode Island, and his navigator wings at Pensacola, Florida, and Corpus Christi, Texas. Following his service with Naval Aviation Squadron VR – 22 and a tour in Viet Nam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned an LLM in taxation from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons, the Board concluded that Mr. Brown should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee, Finance Committee and Nominating and Corporate Governance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

Dr. Joseph Carleone Age 69	Director Since 2014 Audit Committee Scientific Advisory Committee

Dr. Carleone is President and Chief Executive Officer of American Pacific Corporation (since January 1, 2010), a leading custom manufacturer of fine and specialty chemicals and propulsion products, and a director of American Pacific Corporation (since 2006). Dr. Carleone was Chairman of the Board of American Pacific Corporation from March 12, 2013, until it was acquired by H.I.G. Capital, LLC on February 27, 2014 and President and Chief Operating Officer of American Pacific Corporation from 2006 to 2009. Dr. Carleone has also served or currently serves as an officer and/or a director of several direct or indirect wholly-owned subsidiaries of American Pacific Corporation. From 2007 through 2009, Dr. Carleone served as a director for Reinhold Industries, Inc., a diversified manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. From 2005 through 2006, Dr. Carleone served as Senior Vice President and Chief Product Officer of Irvine Sensors Corporation, a technology company engaged in the design, development, manufacture and sale of security products, software, vision systems and miniaturized electronic products and higher level systems for defense, information technology and physical security for government and commercial applications, and from 2003 through 2005, he served as a member of the board of directors of Irvine Sensors Corporation. Dr. Carleone also served as President of Aerojet Fine Chemicals LLC, a business unit of GenCorp Inc., and Vice President of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate segment, from 2000 to 2005. From 1999 to 2000, he was Vice President and General Manager of Remote Sensing Systems at Aerojet. In addition, he served as Vice President, Operations at Aerojet from 1997 to 2000.

Dr. Carleone received his bachelor’s degree in Mechanical Engineering from Drexel University, Philadelphia, Pennsylvania, in 1968, his masters’ degree in Applied Mechanics from Drexel University in 1970, and his doctorate degree in Applied Mechanics from Drexel University in 1972.

For the following reasons, the Board concluded that Dr. Carleone should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Carleone’s operational, governance, management and scientific experience, including extensive experience in public corporations with international operations in the fine and specialty chemical industries, provides Sensient with broad and relevant experience as it continues to pursue global business and strategic objectives.

Edward H. Cichurski Age 73	Director Since 2013 Audit Committee Compensation and Development Committee Finance Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Mr. Cichurski spent 35 years practicing as a CPA for clients throughout the world with the international accounting firm PricewaterhouseCoopers and its predecessors (he retired from that firm in 2000), including service in Barcelona, Spain, from 1978-1981, and service as the Managing Partner of the Milwaukee office (serving Wisconsin and parts of the upper Midwest) from 1989 to 1996. From mid-1996 to 2000, he was at the firm’s National Office in New York working with the firm’s Office of General Counsel. From 2000 to 2007, he served as Executive Vice President of Merchants & Manufacturers Bancorporation and as president of its financial services subsidiary. Following his retirement from that position, he has served as an advisor to several public and private companies on business development, accounting and financial reporting matters. That includes providing advisory services to Sensient from 2007 until his 2013 selection as a nominee for Sensient’s Board by the Nominating and Corporate Governance Committee. Mr. Cichurski serves on the boards of numerous community and charitable organizations in the Milwaukee area and is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Cichurski received his bachelor of science degree from St Peter’s College, Jersey City, New Jersey, in 1963 and his MBA from Fairleigh Dickinson University in 1971. He served as a First Lieutenant in the U.S. Army from 1963 to 1965, where he earned the Army Commendation Medal.

For the following reasons, the Board concluded that Mr. Cichurski should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Cichurski’s accounting and auditing experience and expertise and his substantial U.S. and international experience assisting global businesses in a variety of industries are particularly valuable to Sensient. His recent business experience, both at a senior management level and as an advisor to growing businesses in a variety of manufacturing and consumer products businesses, is of particular value as Sensient pursues both its growth program and its cost reduction initiatives throughout the Company.  His experience as head of the Milwaukee office of PricewaterhouseCoopers and his service on community boards help position Mr. Cichurski to serve on various Sensient committees, including his 2014 appointments to the Compensation and Development and Nominating and Corporate Governance Committees.

Dr. Fergus M. Clydesdale Age 78	Director Since 1998 Audit Committee Compensation and Development Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee (Chairman)

Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life. Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention. Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance, which he founded in 2004. From 1990 to 2008, he was head of the University of Massachusetts Amherst Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction.

In 2010, the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale’s tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education. Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition. Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience. He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field. In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors. Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals. He also chaired the Strategic Research Alliance from 1988 to 2008, along with the Strategic Policy Alliance from its inception in 2004. Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department. Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee which evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy. In 2010, he was reappointed to another three year term on the National Academies, Institute of Medicine, Food and Nutrition Board. Dr. Clydesdale served as Chair and currently serves on the Board of Trustees of the American branch of the International Life Sciences Institute. He has served on the board of the Global International Life Sciences Institute. Each of these entities promotes scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

For the following reasons, the Board concluded that Dr. Clydesdale should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Clydesdale is a globally-known expert in the science of food colors, especially natural colors, and their use in food and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth. Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as his leadership of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends. Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure and salary increases within his department. These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Audit Committee, Nominating and Corporate Governance Committee and Compensation and Development Committee. Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) regarding Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients and its food safety policies and procedures.

James A.D. Croft Age 77	Director Since 1997 Audit Committee Compensation and Development Committee (Chairman) Executive Committee Scientific Advisory Committee

Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multi-national businesses. In 1967 he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial (CB Richard Ellis). From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International, the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America. He then established the firm’s international Hotels and Leisure division based in London. During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors. By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and annual fee income of approximately US$250 million. In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998. Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange) and it now owns and operates nine tanker and dry cargo vessels.

Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd, a property development and investment firm he founded specializing in office development in the United Kingdom and residential development in Portugal.

Mr. Croft attended the University of London where he received a bachelor’s degree in Real Estate Management, graduating as Student of the Year in 1960. He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

For the following reasons the Board concluded that Mr. Croft should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy. As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multi-national businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multi-national businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

Kenneth P. Manning Age 73	Director Since 1989 Executive Committee (Chairman) Scientific Advisory Committee

Mr. Kenneth Manning is Sensient’s Chairman of the Board (since 1997). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989, President in 1992 and Chief Executive Officer in 1996. He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications. Mr. Manning is also a director of Sealed Air Corporation (since 2002) and a former director of Badger Meter, Inc. (from 1996 to 2010), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

Before joining Sensient, Mr. Manning served as assistant to the Chairman and Chief Executive Officer of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations — European Division and later as President of its Ambrosia Chocolate Division.

Mr. Manning holds a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master’s degree in Business Administration from American University. Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral. He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994. Mr. Manning is a member of the American Society of Mechanical Engineers, the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association. He is also a Knight of Malta.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Manning is the longest-serving director. As Sensient’s Chief Executive Officer from 1996 until February 1, 2014, he was the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries. With over 25 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment. Mr. Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

Paul Manning Age 40	Director Since 2012 Executive Committee Finance Committee Scientific Advisory Committee

Mr. Paul Manning is Sensient’s President and Chief Executive Officer (since February 2, 2014). He joined the Company in 2009 as General Manager, Food Colors North America, and became President of the Color Group in 2010. He became President and Chief Operating Officer of the Company in October 2012. Before joining the Company he worked for Danaher Corporation from 2008 to 2009 as Mergers and Acquisitions Integration Manager of the Fluke Division. From 2003 to 2007, he held various supply chain and project manager positions with McMaster-Carr Supply Company. He holds a B.S. degree in Chemistry from Stanford University and an MBA from Northwestern University. He attended Stanford University on a Naval ROTC scholarship and served in the U.S. Navy as a Surface Warfare Officer for four years.

During his four years of working within and then running the Color Group, Mr. Manning gained a thorough understanding of both the opportunities and the challenges facing the Company’s Color businesses and made critical contributions to their improved performance. As the Company’s President and Chief Operating Officer, his management skills and experience allowed him to make similar contributions in the Company’s other businesses, including his critical role in the relocation of the Flavors & Fragrances Group headquarters from Indianapolis to the Chicago area on time and on budget. In his current position as the Company’s President and Chief Executive Officer, he has been responsible for the continued success of the Company, including its strong 2014 profits and sales, ongoing restructuring activities, upgrading of sales force and general manager talent, and implementation of key strategic changes, particularly in the Flavors & Fragrances Group.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. As Sensient’s President and Chief Executive Officer, Mr. Manning brings the Board unique insights that will be critical to Sensient’s long-term strategic planning and to issues that may arise in connection with the management succession occasioned by the retirement of Mr. Kenneth Manning. His detailed knowledge of the Company’s operations enables him to keep the Board well informed regarding the Company’s performance and opportunities. Mr. Manning’s strong background in chemistry allows him to direct product and technology research and development efforts and to be a valuable member of the Scientific Advisory Committee. Mr. Manning’s prior experience in mergers and acquisitions and supply chain management is valuable to the Board because these areas are of particular importance for the Company’s growth and profitability.

Deborah McKeithan-Gebhardt Age 56	Director Since 2014 Scientific Advisory Committee

Ms. McKeithan-Gebhardt is President and Chief Operating Officer of Tamarack Petroleum Company, Inc. (since 2009) and also serves as Chief Executive Officer of Tamarack River Resources, LLC (since 2009). She previously served as Vice President and General Counsel of Tamarack Petroleum Company, Inc. (from 1991 to 2009). Tamarack Petroleum Company, Inc. is a private company engaged in oil and gas exploration and Tamarack River Resources, LLC is a Delaware limited liability company of which Tamarack Petroleum Company, Inc. is the majority member. Ms. McKeithan-Gebhardt has been with Tamarack Petroleum Company, Inc. since 1991. Prior to joining Tamarack Petroleum Company, she was an attorney in private practice.

As President and Chief Operating Officer, and previously as Vice President and General Counsel, of Tamarack Petroleum Company, Inc., Ms. McKeithan-Gebhardt has primary responsibility for and extensive experience in a range of strategic and operational matters, including human resources, compensation and employee benefits, financial management and reporting, regulatory and compliance, legal and risk management.

Ms. McKeithan-Gebhardt earned a bachelor of arts degree in Business Administration from Cardinal Stritch University in 1980 and a Juris Doctorate degree summa cum laude from Marquette University Law School in 1987. Ms. McKeithan-Gebhardt currently serves as a member of the Marquette University Law School Advisory Board.

For the following reasons, the Board concluded that Ms. McKeithan-Gebhardt should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Ms. McKeithan-Gebhardt’s extensive experience, including experience in regulatory, legal, risk management and related matters, provides Sensient with a broad perspective in addressing operational and strategic issues. Ms. McKeithan-Gebhardt’s background as an attorney and a senior executive are particularly valuable and allow her to make valuable contributions to the Board’s oversight of complex risk management, regulatory and compliance matters.

Dr. Elaine R. Wedral Age 71	Director Since 2006 Lead Director Since 2014 Compensation and Development Committee Finance Committee Scientific Advisory Committee

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington, D.C., that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and works toward solutions for the benefit of the general public. From 2003 to 2014, Dr. Wedral was also a director of Balchem Corporation (where she served as chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine, serves on the board of the Women’s Global Health Institute at Purdue University and continues to work with several industry groups and universities on food science issues in an advisory capacity.

Dr. Wedral holds a B.S. degree in Biochemistry from Purdue University, an M.S. degree in Food Microbiology from Cornell University and a Ph.D. in Food Biochemistry from Cornell University. From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc. and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its food service systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities in North America, with over 700 personnel, and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities.

Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry, and food service systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee, Finance Committee and Scientific Advisory Committee, and as Sensient’s independent Lead Director.

Essie Whitelaw Age 66	Director Since 1993 Compensation and Development Committee Nominating and Corporate Governance Committee (Chairman) Scientific Advisory Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2010, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

Ms. Whitelaw is active in the local Wisconsin community. She currently serves as a director on the boards of the Milwaukee Public Museum, the Wisconsin Lutheran High School Foundation, Inc., the Atonement Lutheran School and the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships. Ms. Whitelaw’s prior board service includes Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

For the following reasons, the Board concluded that Ms. Whitelaw should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw is Sensient’s longest serving independent director. Sensient values Ms. Whitelaw’s involvement in civic and community activities and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2014, nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that: (1) Sealed Air Corporation, of which Messrs. Brown and Kenneth Manning are directors, purchased $270,809 and $170,008 in colors from one or more units of the Company in 2014 and 2013, respectively; (2) a Sensient subsidiary purchased $307,215 and $355,161 in packaging or industrial cleaner from Sealed Air in 2014 and 2013, respectively; (3) during 2009 the Company hired Mr. Paul Manning, the son of Mr. Kenneth Manning (Sensient’s Chairman of the Board), and he currently serves as the President and Chief Executive Officer of the Company, and in January 2013 the Company hired Mr. John Manning (son of Mr. Kenneth Manning and brother of Mr. Paul Manning), and he currently serves as Vice President and Assistant General Counsel; and (4) Mr. Cichurski provided accounting consulting services to the Company from 2007 until his 2013 nomination as a director in exchange for an annual consulting fee of $35,000. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Messrs. Kenneth Manning and Paul Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”), and that the relationships of Mr. Brown and Mr. Cichurski did not impair their independence. See “Corporate Governance - Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines, including those related to financial reporting and regulatory compliance. It has delegated to the Compensation and Development Committee primary oversight responsibility to ensure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. It has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and the types and amounts of insurance and with respect to foreign currency management.

Board Meetings and Meeting Attendance

The Board met eleven times during 2014. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served at the time of the meetings that were held during 2014. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. In 2014, all Board members serving at the time attended the 2014 Annual Meeting of Shareholders.

Committees of the Board

Executive Committee

The Executive Committee of the Board, which currently consists of Messrs. Croft, Hickey, Kenneth Manning (Chairman) and Paul Manning and Dr. Clydesdale, met once during 2014. This Committee has the power and authority of the Board in directing the management of the business and affairs of the Company in the intervals between Board meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board met nine times during 2014. Messrs. Brown (Chairman), Cichurski, Croft and Hickey and Drs. Carleone and Clydesdale are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC applicable to directors generally, and to members of audit committees specifically. None of them serves on the audit committee of more than three public companies.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

•	reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

•	reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

•	obtains and reviews an annual report of the independent auditor covering the independent auditor’s independence, quality control and any inquiry or investigation of the independent auditors by governmental or professional authorities within the past five years;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing and other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

•	reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflicts of interest, anti-bribery and business ethics.

The Board has adopted a written charter for the Audit Committee, which is included in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers (which was incorporated into the Company’s Code of Conduct in July 2014), as contemplated by the Sarbanes-Oxley Act of 2002. The Board has determined that Dr. Carleone and Messrs. Brown and Cichurski are audit committee financial experts in accordance with SEC rules. Mr. Hickey, who will retire from the Board at the time of the Meeting, is also an audit committee financial expert in accordance with SEC rules. Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board, which held four meetings during 2014, are Messrs. Croft (Chairman) and Cichurski, Drs. Clydesdale and Wedral and Ms. Whitelaw. Each member of the Committee has been determined by the Board to satisfy the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

•	to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company’s compensation program, including salary structure, base salary, short- and long-term incentive compensation such as restricted stock awards (including the relationships between incentive compensation and risk- taking) and nonqualified benefit plans and programs, including fringe benefit programs;

•	to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to ensure those policies do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls;

•	to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary; (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change of control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

•	at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of the evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently completed review of Sensient’s compensation programs, management concluded that Sensient’s incentive compensation policies for both executive and non-executive employees have not materially and adversely affected Sensient in the recent past, and are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2014 report on compensation matters.

Finance Committee

The Finance Committee of the Board, which currently consists of Messrs. Brown, Cichurski, Hickey (Chairman) and Paul Manning and Dr. Wedral, held four meetings during 2014. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or as provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board, which currently consists of Messrs. Brown, Cichurski and Hickey, Dr. Clydesdale and Ms. Whitelaw (Chairman), met twice during 2014. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally.

Among other functions, this Committee:

•	studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the Annual Meeting of Shareholders;

•	considers any nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends Board candidates it determines are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including seeking a variety of perspectives, professional experience, education, skills and other individual qualities and attributes. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s President and Chief Executive Officer, other current Board members and Company shareholders. The Committee also from time to time utilizes the services of third-party search firms. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe how the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in this proxy statement regarding directors and nominees as a guide to the information required. Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied. All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they meet the Company’s Director Selection Criteria; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines. See “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board, which currently consists of Drs. Carleone, Clydesdale (Chairman) and Wedral, Messrs. Cichurski, Croft, Kenneth Manning, and Paul Manning and Mses. McKeithan-Gebhardt and Whitelaw, met twice during 2014.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation; and

•	reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Code of Conduct and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board are included in the Company’s Bylaws and are available on the Company’s website (www.sensient.com). The Company is strongly committed to the highest standards of ethical conduct. On July 24, 2014, the Board approved certain amendments to the Company’s Code of Conduct for its officers, directors and U.S. employees, Standards of Conduct for its international employees, Code of Ethics for Senior Financial Officers and Procedures for Reporting Complaints or Concerns Regarding Accounting, Auditing and Other Compliance Matters, which included combining the existing Code of Conduct, Standards of Conduct, Code of Ethics for Senior Financial Officers and Procedures for Reporting Complaints or Concerns Regarding Accounting, Auditing and Other Compliance Matters into a single, comprehensive Code of Conduct for all Company officers, directors and employees. The Company’s Code of Conduct is also posted on the Company’s website. If there are any amendments to the Code of Conduct, the Corporate Governance Guidelines or the Stock Ownership Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors; Separation of Chief Executive Officer and Chairman of the Board Roles

The Board’s leadership structure is driven by the needs of the Company at any point in time and has varied over time. The Company does not have a policy requiring a combination or separation of the Chief Executive Officer and Chairman of the Board roles and the Company’s governing documents do not mandate a particular structure. This allows the Board the flexibility to establish the most appropriate structure for the Company at any given time. The Board has determined that the Company and its shareholders are currently best served by having a separation of the Chief Executive Officer and Chairman of the Board roles.

Mr. Kenneth Manning was an officer and has been a director of the Company for over 26 years. He is Sensient’s Chairman of the Board (since 1997). He retired from his position as Chief Executive Officer of the Company on February 1, 2014. Mr. Kenneth Manning was also President until October 18, 2012. The Board has great confidence in his continued leadership as Chairman of the Board. Mr. Kenneth Manning’s employment agreement with the Company (which expired by its terms on February 1, 2014) expressed his and the Company’s intention that he will continue as a non-employee Chairman of the Board through December 31, 2015 to assist both the Board and management during the transition to new leadership. As a result of his retirement as Chief Executive Officer, the roles of Chief Executive Officer and Chairman of the Board are now separated.

On March 12, 2014, the Board created the position of Lead Director to facilitate the administration of Board functions and enhance corporate governance practices. The Board elects a Lead Director from among the independent directors. Our current Lead Director is Dr. Wedral. The duties of our Lead Director are to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as the principal liaison between the Chairman and the independent directors;

•	review all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	approve meeting agendas for the Board;

•	approve the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

•	obtain advice and counsel from the General Counsel, to the extent requested by the Lead Director and where appropriate, related to fulfilling the Lead Director’s duties.

The Company’s non-management directors meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors must meet in executive session at least once per year without any other directors present. In 2014, all of the Company’s non-management directors were also independent directors, except for Mr. Kenneth Manning. During 2014, the non-management directors held three executive sessions, including one executive session attended only by the independent directors. Dr. Wedral, as Lead Director, presided over these meetings after March 12, 2014 and, prior to such date, the responsibility for presiding at these meetings was rotated among all non-management, independent members of the Board in alphabetical order.

The separation of the Chief Executive Officer and Chairman of the Board roles, the use of executive sessions of the Board, the Board’s strong committee system and substantial majority of independent directors, allows the Board to maintain effective risk oversight and provides that independent directors oversee the Company’s financial statements, the executive compensation program, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation. Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient is convinced that long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in establishing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to ensure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls. The Board has delegated to the Finance Committee primary oversight responsibility with respect to each of Sensient’s capital structure, its types and amounts of insurance and its foreign currency management. The Board and these committees receive periodic reports on these matters from management and the personnel in charge of the related risk management activities.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. Members of the Audit Committee and of the Compensation and Development Committee are subject to additional independence requirements. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Cichurski, Croft and Hickey, Drs. Carleone, Clydesdale and Wedral and Mses. McKeithan-Gebhardt and Whitelaw (who constitute all of the director nominees and current members of the Board except Mr. Kenneth Manning and Mr. Paul Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the nominees to the Company. The Company has no relationships with any of the independent nominees (other than as a director and a shareholder), except that: (1) Sealed Air Corporation, of which Messrs. Brown and Kenneth Manning are directors, purchased $270,809 and $170,008 in colors from one or more units of the Company in 2014 and 2013, respectively; (2) a Sensient subsidiary purchased $307,215 and $355,161 in packaging or industrial cleaner from Sealed Air in 2014 and 2013, respectively, and (3) Mr. Cichurski provided accounting consulting services to the Company from 2007 until his 2013 nomination as a director in exchange for a consulting fee of $35,000 per annum. These amounts are immaterial in size to both Sensient and the other parties involved, and the Board determined that these relationships did not impair the independence of the applicable nominees.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $75,000 and fees of $1,500 for each Board and Committee meeting attended ($3,000 per meeting attended in the case of the Scientific Advisory Committee) in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity, and the Lead Director is entitled to receive an additional $10,000 annually for serving in that capacity.

Until June 30, 2014, the Company had an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the base annual retainer for directors (without including additional amounts received for services as Chairman or an advisor) in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active non-employee director. During the benefit period, the participant must be available to the Chairman of the Board for consultation. The Plan, which was terminated effective as of June 30, 2014, provided, however that such termination did not impair the rights of currently active or past living eligible directors to receive or continue to receive the payments to which the eligible director would have been entitled through the termination date.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral must be in Common Stock. The balance of shares accrued pursuant to this plan will be distributed either: (i) in a single distribution on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance of shares in a director’s account will be distributed in a single distribution to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company. For 2015 the director stock plan provides for an annual grant of the Company’s common stock in a number of shares with a value of $90,000 on the grant date to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant. Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

As previously announced, the Company entered into a compensatory arrangement with Mr. Kenneth Manning in consideration of the duties he will perform and the additional advisory services that he will provide as Sensient’s non-employee Chairman of the Board and Advisor to the Company, which commenced on February 2, 2014. The compensatory arrangement was approved by the Board consistent with the recommendation of the Nominating and Corporate Governance Committee and a proposal prepared by Towers Watson, Sensient’s independent compensation consultant, based on a review of competitive practices with regard to compensation levels and structures for employee and non-employee chairman roles at other public companies. Mr. Kenneth Manning’s duties as non-employee Chairman of the Board and his additional advisory services include administering Board activities; providing strategic planning and support, including providing input on the global economy, preparing strategic memoranda and conducting annual strategy meetings; reviewing and advising training programs, including conducting General Manager training sessions and the annual review of training programs; continuing to act as a liaison to Wall Street analysts; advising on and participating in activities related to mergers and acquisitions; serving on the Company’s Executive Committee and Scientific Advisory Committee; chairing the Sensient Foundation; advising on industry and technical matters; and being available to the successor Chief Executive Officer as required. In consideration for his services as non-employee Chairman of the Board and Advisor to the Company, the Company will provide (in lieu of the annual retainer fee set forth above) to Mr. Kenneth Manning total direct compensation of approximately $885,000 annually, which consists of a $240,000 annual retainer and $530,000 in annual advisory fees, with the remainder being comprised of meeting fees, pension benefits and long-term incentive awards applicable to all non-employee members of the Board.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2014:

2014 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$123,250	$98,226	$35,000	$-	$256,476
Dr. J. Carleone	53,356	-	2,954	-	56,310
E. Cichurski	121,635	98,226	2,000	-	221,861
Dr. F. M. Clydesdale	113,250	98,226	49,000	-	260,476
J. A.D. Croft	116,250	98,226	50,000	-	264,476
W. V. Hickey	119,250	98,226	46,000	-	263,476
D. McKeithan-Gebhardt	53,356	-	886	-	54,242
Dr. E. R. Wedral	114,591	98,226	32,000	-	244,817
E. Whitelaw	108,750	98,226	48,966	-	255,942

(1)
Mr. Kenneth Manning’s compensation for service as Chairman and a director during 2014 is fully reflected in the Summary Compensation Table below and Mr. Manning’s equity awards outstanding as of the end of fiscal 2014 are fully reflected in the Outstanding Equity Awards at Fiscal Year-End (2014) table below.

(2)	Includes annual retainer, meeting attendance, chairmanship and lead director fees.

(3)	The amounts in the table reflect the grant date fair value of stock awards to the named director in 2014. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees and directors based on the estimated fair market value of the equity awards at the time of grant. The 2014 restricted stock awards to directors were made on April 24, 2014. The grant date fair value of the 2014 restricted stock award to each director was $54.57 per share.

(4)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(5)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2014:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	8,000	3,500
Dr. J. Carleone	-	-
E. Cichurski	-	3,000
Dr. F. M. Clydesdale	6,000	3,500
J. A.D. Croft	-	3,500
W. V. Hickey	4,000	3,500
D. McKeithan-Gebhardt	-	-
Dr. E. R. Wedral	6,000	3,500
E. Whitelaw	667	3,500

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2014, the Committee met nine times. The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2014, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in AU-C Section 260, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2014 and 2013, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,729,000 and $2,758,100, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2014 and 2013, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $78,000 and $62,000, respectively. Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations, including due diligence.

Tax Fees

During the years ended December 31, 2014 and 2013, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $237,400 and $220,600, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2014 or 2013.

All of the services described above were approved by the Audit Committee. At its February 2015 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2014, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. As further discussed in Item 4, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2015 and the Board recommended that the shareholders ratify that appointment.

Date: February 5, 2015

Hank Brown, Chairman Dr. Joseph Carleone Edward H. Cichurski Dr. Fergus M. Clydesdale James A.D. Croft William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 20, 2015, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	29,367
Dr. Joseph Carleone	1,779
Edward H. Cichurski	3,801
Dr. Fergus M. Clydesdale	25,517
James A.D. Croft	24,735
Michael C. Geraghty	15,706
John L. Hammond	55,568
William V. Hickey	40,483
Richard F. Hobbs	66,448
Kenneth P. Manning	274,430
Paul Manning	82,071
Deborah McKeithan-Gebhardt	231
Stephen J. Rolfs	128,758
Dr. Elaine R. Wedral	19,325
Essie Whitelaw	17,101
All directors and executive officers as a group (20 persons)	963,770

(1)	No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 2.03% of the Company’s outstanding Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (See Note (2), below).

(2)	Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 20, 2015: Mr. Brown — 6,000 shares; Dr. Clydesdale — 6,000 shares; Mr. Hickey — 4,000 shares; Mr. Rolfs — 11,125 shares; Dr. Wedral — 6,000 shares; Ms. Whitelaw — 667 shares; and all directors and executive officers as a group — 45,667 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Kenneth Manning’s wife.

(4)	Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $62.96 on February 20, 2015.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 20, 2015 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
Neuberger Berman Group LLC (2)	5,219,011 shares	11.0%
BlackRock, Inc. (3)	3,966,665 shares	8.3%
Janus Capital Management LLC (4)	3,147,922 shares	6.6%
The Vanguard Group, Inc. (5)	2,947,598 shares	6.2%
Franklin Resources, Inc. (6)	2,741,862 shares	5.8%

(1)	All percentages are based on 47,521,901 shares of Common Stock outstanding as of February 20, 2015.

(2)	Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates. Neuberger Berman’s address is 605 Third Avenue, New York, New York. Its Amendment No. 4 to Schedule 13G, dated February 11, 2015, reported that as of December 31, 2014, it held shared power to vote 5,174,296 shares of Common Stock and shared dispositive power with respect to 5,219,011 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)	BlackRock, Inc. filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries. BlackRock’s address is 40 East 52nd Street, New York, New York. Its Amendment No. 5 to Schedule 13G, dated January 26, 2015, reported that as of December 31, 2014, it held sole power to vote 3,850,667 shares of Common Stock and sole dispositive power with respect to 3,966,665 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(4)	Janus Capital Management LLC filed a Schedule 13G dated February 19, 2015, with respect to itself and certain subsidiaries. Janus Capital’s address is 151 Detroit Street, Denver, Colorado. It reported that as of December 31, 2014, it held sole power to vote 3,147,922 shares of Common Stock and sole dispositive power with respect to 3,147,922 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(5)	The Vanguard Group, Inc. filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania. Its Amendment No. 2 to Schedule 13G, dated February 9, 2015, reported that as of December 31, 2014, it had sole power to vote 69,432 shares of Common Stock, sole power to dispose of 2,882,666 shares of Common Stock, and shared power to dispose of 64,932 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(6)	Franklin Resources, Inc. filed a Schedule 13G dated January 27, 2015, with respect to itself and certain subsidiaries and affiliates. Franklin Resources’ address is One Franklin Parkway, San Mateo, California. It reported that as of December 31, 2014, it held sole power to vote 2,534,162 shares of Common Stock and sole dispositive power with respect to 2,741,862 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.sensient.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman
Edward H. Cichurski
Dr. Fergus M. Clydesdale
Dr. Elaine Wedral
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2012, 2013 and 2014 and its ongoing compensation program for 2015 and future years. When we refer to our named executive officers, we are referring to the following individuals who were senior officers of the Company as of December 31, 2014, and whose 2014 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Kenneth P. Manning, Chairman of the Board (Chief Executive Officer until February 1, 2014);
•	Paul Manning, President and Chief Executive Officer;
•	Richard F. Hobbs, Senior Vice President and Chief Financial Officer (until February 6, 2015);
•	John L. Hammond, Senior Vice President, General Counsel and Secretary;
•	Stephen J. Rolfs, Senior Vice President, Administration (Chief Financial Officer beginning February 7, 2015); and
•	Michael C. Geraghty, President, Color Group.

Effect of Management Transition. In connection with Mr. Kenneth Manning’s retirement, the Board appointed Mr. Paul Manning as President and Chief Executive Officer on February 2, 2014. In connection with Mr. Hobbs’ retirement, the Board appointed Mr. Rolfs as Senior Vice President and Chief Financial Officer on February 7, 2015. It is important to note three salient facts in reviewing Sensient’s executive compensation for 2014 and beyond. First, Mr. Kenneth Manning served Sensient for over 27 years, including nearly 18 years as our Chairman and over 17 years as our Chief Executive Officer; Mr. Hobbs served Sensient for over 40 years, including nearly 15 years as our Chief Financial Officer; and Mr. Hammond has been with Sensient for over 17 years serving as our General Counsel and Secretary. Second, on February 1, 2014, Mr. Kenneth Manning retired as Chief Executive Officer; on February 6, 2015 Mr. Hobbs retired as Chief Financial Officer; and Mr. Hammond is retirement eligible. Third, the compensation of Messrs. Kenneth Manning, Hobbs and Hammond reflect their exceptional contributions in both 2014 and throughout their extremely long service to the Company. As they are succeeded by younger executives at lower levels of compensation, there has been and will continue to be a significant impact on the aggregate levels of compensation for the named executive officers. Additionally, and as a result of the Company’s effective succession planning processes, Messrs. Kenneth Manning and Hobbs have been succeeded by employees of the Company and it is anticipated that Mr. Hammond will be succeeded by a current employee of the Company, thus obviating the need for sign-on bonuses or other extraordinary expenditures potentially necessary to attract external executives. Our compensation program for the named executive officers reflects this dedicated service and the succession planning actions taken to date by the Company.

2014 Highlights. As outlined below, the Company turned in an extraordinary financial and operating performance in 2014 while transitioning to a new Chief Executive Officer and a new Chief Financial Officer, making significant adjustments in executive compensation, refreshing the Board and enhancing corporate governance practices.

•
Our stock price increased from $48.52 to $60.34 per share during 2014, reflecting strong year-over-year stock price appreciation of approximately 24% and a one-year total shareholder return of 27%, including the impact of our dividends.

•
Our solid operating performance in 2014 grew earnings per share before restructuring costs by 10.6% over 2013 to a record level of $3.02 during 2014. Cash flow from operations also rose sharply, increasing by 23% to $189 million. We increased our quarterly dividend to 25 cents per share in March 2014. Through dividends and the repurchase of 2.5 million shares of its Common Stock, Sensient returned $185 million of cash to our shareholders during 2014.

•
In August 2014, we announced that Mr. Hobbs notified us of his plan to retire from his role as Senior Vice President and Chief Financial Officer in February 2015. The Board announced that Mr. Rolfs, our Senior Vice President, Administration, would succeed Mr. Hobbs as Chief Financial Officer. There is no separation agreement with Mr. Hobbs and no employment agreement with Mr. Rolfs.

•
In December 2014, the Compensation Committee set Mr. Rolfs’ compensation as Chief Financial Officer, including annual base pay, targeted annual incentive award and targeted long-term incentive award, to be at the median level of our 2014 peer group described below. Mr. Rolfs’ total direct compensation will only exceed the median of our peer group if the Company performs well and above-target payouts are earned under the annual incentive awards and long-term equity incentive awards. This process was similar to the approach taken by the Compensation Committee in December 2013 with respect to Mr. Paul Manning’s compensation as Chief Executive Officer in 2014.

2014 Say-on-Pay Vote. At the 2014 Annual Meeting of Shareholders, we held our fourth annual advisory vote to approve named executive officer compensation. Approximately 46.1% of the votes cast voted in favor of our executive compensation as disclosed in our 2014 Proxy Statement despite the Company’s significant efforts to discuss and address shareholder concerns and the adoption of many shareholder friendly compensation related changes. The vote result was lower than the vote results from our 2013 Annual Meeting of Shareholders (where approximately 54% of the votes cast voted in favor of our executive compensation as disclosed in our 2013 Proxy Statement) and lower than what we would deem satisfactory. The Compensation Committee and the Board reviewed the vote result and are committed to the ongoing evaluation and modification, as appropriate, of the Company’s executive compensation practices. While the Compensation Committee and the Board recognize that the vote result was obtained in the context of a contested election of directors and this may have had a negative impact on the vote result, we were disappointed in the vote result and recognized the need to better understand our shareholders’ concerns and respond directly to such concerns. As described below, we believe that the Company has identified and taken significant actions to address such concerns.

During 2014, both before and after the 2014 Annual Meeting of Shareholders, members of our senior management engaged directly with key stakeholders to gather their feedback regarding our executive compensation programs as disclosed in our 2014 Proxy Statement. This included dozens of telephone meetings with institutional shareholders (representing over 70% of our total outstanding shares and over 77% of our shares held by institutional shareholders), internal discussions with senior management and employees, analysis of market practices, advice from Towers Watson, the Compensation Committee’s independent compensation consultant, and discussions with proxy advisory services. The Compensation Committee further reviewed the results of our Say-on-Pay votes, feedback from institutional shareholders, advice from Towers Watson, input from proxy advisory services and management recommendations based on Sensient’s strategic direction and market practices.

As a result of their review, we determined that shareholders and other key stakeholders wanted to see an enhanced linkage of pay and performance embedded in the design of our compensation programs, board refreshment and certain enhanced corporate governance practices. Consequently, the following actions were taken by our Board and Compensation Committee in 2014:

•	We modified our performance stock unit awards under our long-term incentive awards to lengthen the performance period from two to three years;

•
We also modified our performance stock unit awards to provide for pro-rated vesting of awards to officers whose employment with the Company terminates because of death, disability or retirement after reaching retirement age, during the performance period (in previous years such officers would be eligible to earn the full award);

•
We changed the mix of our long-term equity incentive awards – the largest component of compensation for our named executive officers – that we issued in 2014 so that 100% of the long-term equity incentive awards issued consisted of performance stock unit awards as compared to 50% in 2013;

•
We closed our supplemental executive retirement plan (“SERP”) to new participants and froze the benefits payable to existing SERP participants effective as of December 31, 2015 (December 31, 2016 for Mr. Rolfs);

•	We eliminated a cash subaccount option from the Directors’ Deferred Compensation Plan, so that all future deferred directors’ fees will be held in Common Stock;

•	We terminated the Non-Employee Directors’ Retirement Plan effective June 30, 2014;

•	We amended the 2012 Non-Employee Directors Stock Plan to provide for annual awards based on a fixed dollar value rather than a fixed number of shares;

•	We refreshed the Board by appointing two new independent directors, Dr. Carleone and Ms. McKeithan-Gebhardt;

•
We approved amendments to Sensient’s Amended and Restated Articles of Incorporation, Bylaws and Corporate Governance Guidelines to provide for a majority voting standard in uncontested director elections, subject to shareholder approval at the Meeting (which is the subject of proposal Item 3 below);

•	We amended Sensient’s Corporate Governance Guidelines to create the lead independent director position and appointed Dr. Wedral as independent Lead Director;

•	We appointed Dr. Wedral and Mr. Cichurski to the Compensation Committee;

•	We eliminated all tax gross-up on perquisites given to our named executive officers; and

•	We modified our peer group to better balance the spread of revenue sizes in the peer group and decrease the median revenue size of the peer group.

Increased Direct Linkage Between Executive Compensation and Company Performance. As a result of the Company’s implementation of 50% performance equity in 2013 and 100% performance equity in 2014, executive compensation has become even more closely linked to the Company’s financial performance. This is reflected in the following pie charts detailing the components of named executive officer compensation in 2012, 2013 and 2014 (which exclude the 2012 and 2014 changes in pension values and assume that 2013 and 2014 performance stock units will vest at target performance levels):

Compensation Aligned with Shareholder Interests. The Company’s compensation policies for 2014 continue to strongly emphasize alignment with shareholder interest. The pie charts illustrate that 22%, 52% and 76% of the average compensation for Sensient’s named executive officers (excluding change in pension values and assuming performance stock units will vest at target performance levels) was based on achieving the Company’s performance goals under our annual cash incentive plan and the performance component of our long-term equity incentive plan in 2012, 2013 and 2014, respectively. The amount of executive average compensation directly linked to Company performance has significantly increased from 2012 to 2014 and it is anticipated that a similar percentage of executive compensation will consist of at-risk compensation that is directly linked to Company performance in 2015 and beyond. The pie charts also illustrate that only 19%, 17% and 21% of the average compensation for Sensient’s named executive officers (excluding change in pension values and assuming performance stock units will vest at target performance levels) consisted of base salary in 2012, 2013 and 2014, respectively. A majority of the named executive officers’ compensation consists of at-risk, performance based long-term equity incentive awards (performance stock units) which align executive compensation with shareholder returns. Under Sensient’s unique compensation program, equity grants consist of stock awards that the executive generally cannot sell (even when fully vested, except in amounts intended to cover taxes) until at or near retirement from Sensient. As a result, the interests of our senior executives are fully aligned with the interests of our long-term shareholders because both this year’s performance stock unit awards and all of the stock accumulated by an executive during a career at Sensient are generally nontransferable until retirement.

Sensient’s Relative Performance and Chief Executive Officer Compensation. For those who wish to consider total shareholder return when evaluating chief executive officer compensation, the graph below compares Sensient’s one-year and annualized three-year and five-year total shareholder returns on common stock with the annualized total returns of the Standard & Poor’s Midcap 400 index (of which Sensient is a component) and Sensient’s peer group (which consists of the companies listed in the Comparable Company Data under the section “Compensation Committee Practices” below).

Compounded Annual Return to Shareholders

Sensient vs. Peer Group Median vs. S&P 400 Midcap Index

28%
24%
20%
16%
12%
8%
4%
0%
26.7%
2.4%
9.7%
19.2%
20.0%
19.9%
20.8%
18.1%
16.5%
One Year
Ended 12/31/2014
Three Years
Ended 12/31/2014
Five Years
Ended 12/31/2014
Sensient
Peer Group Median
S&P 400 Midcap Index

For the one year ended December 31, 2014, Sensient’s total return to shareholders significantly outperformed the returns earned by the Standard & Poor’s Midcap 400 Index and by our peer group. For the three years ended December 31, 2014, Sensient’s annualized total return to shareholders were in line with the returns earned by the Standard & Poor’s Midcap 400 Index and by our peer group.  For the five years ended December 31, 2014, Sensient’s total return to shareholders outperformed the returns earned by the Standard & Poor’s Midcap 400 Index and by our peer group.

During 2014, Sensient’s total direct compensation (salary, annual incentive bonus and equity awards) for our Chief Executive Officer was below the median of our peer group. Our Chief Executive Officer’s total compensation at target levels and at the amount actually awarded in 2014, as reported in the Summary Compensation Table, is appropriate and in alignment with the returns earned by shareholders over the one-, three- and five-year periods.

Sensient’s Executive Compensation Program Highlights. Sensient’s executive compensation program features the following shareholder favorable “best practices”:

Compensation Program Feature	Description
Proactive engagement
In addition to our annual say-on-pay vote, our senior management engages directly with institutional shareholders and other key stakeholders throughout the year to gather feedback regarding our performance and executive compensation programs.

Pay for performance	A significant percentage, 76% of the average compensation for our named executive officers, of 2014 total target direct compensation is “pay at risk” that is contingent upon actual performance.
Performance measures
Performance measures for incentive compensation are closely linked to challenging strategic and near-term operating objectives, selected after consultation with our largest institutional shareholders and other key stakeholders and designed to create long-term shareholder value.

Compensation Committee membership and independent compensation consultant
Our Compensation Committee is composed entirely of independent, non- employee directors and engages an independent compensation consultant to perform an annual independent risk assessment of our executive compensation program.

Annual review and modification of executive compensation	Our Compensation Committee reviews and modifies executive compensation on an annual basis to achieve program objectives.
No discretionary or multi-year guaranteed bonuses	We have no discretionary bonuses and no multi-year guaranteed bonuses for any of our executives.
Pro ration of equity awards and bonuses	We pro rate equity awards and bonuses to employees who leave the Company during the applicable performance period.
No tax gross-ups
We no longer have any tax gross-ups in any of our change of control agreements with any of our executive officers and we no longer provide any tax gross-ups on perquisites to our named executive officers.

No equity repricing or exchange	Our equity incentive plans prohibit repricing or exchange of underwater stock options or stock appreciation rights.
No equity short sales, hedging or pledging	Our stock ownership guidelines explicitly prohibit short sales, hedging and pledging transactions involving our securities.
Double-Triggers
Our change of control agreements have a “double-trigger” such that benefits payable under such agreements are not paid unless a change in control is also accompanied by a qualifying termination of employment within 36 months.

Clawbacks
In the event of certain financial restatements as a result of misconduct by any former or current executive officer, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by, and any profits realized by, the offending officer from the sale of Sensient securities during the 12-month period following the first public issuance or filing of the noncompliant financial document.

“Hold-to-retirement” policy
With limited exceptions, executives are required to hold 100% of any additional net shares awarded in the future until the executive retires or is no longer employed by the Company and independent directors are required to hold at least 75% of any additional net shares awarded to them until the director retires from the Board.

Stock ownership guidelines
Our Chief Executive Officer is required to hold stock equal to a multiple of six times his salary, each Senior Vice President is required to hold stock equal to a multiple of four times their salary and each other elected officer is required to hold stock equal to a multiple of two times their salary (in each such case, excluding unexercised stock options but including restricted stock and performance stock units). Our independent directors are required to hold at least 1,000 shares of Sensient common stock within a year following their initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board (in each such case, excluding unexercised stock options but including restricted stock).

Compensation Design and Philosophy

Sensient’s Business Strategies and Investments Focus on Value Creation, Primarily Over the Long Term. Our approach to executive compensation flows directly from our approach to value creation for the Company and our shareholders. Although all timeframes are relevant, Sensient is primarily focused on long-term investments both in our employees and through acquisitions and strategic capital investments in state-of-the-art facilities and equipment designed to produce the highest quality products efficiently and with product safety and regulatory compliance in mind. As evidenced by our strong 2014 performance, we are seeing the returns from our past and continuing substantial investments in new product development, much of which is proprietary, and expanded distribution capabilities, domestically and around the world. Our equity compensation program and our robust stock ownership guidelines and hold-to-retirement policy are designed to align our executive compensation program with this long-term value creation focus.

Our Management and Compensation Philosophy Measures and Rewards Performance. Sensient’s management and compensation philosophy measures and rewards performance from each of its executive officers and from the management team as a whole. Sensient has relatively few high level executives and operates with an extremely lean staff compared to our peer group. As a result, the executives we do have are required to assume greater levels of responsibility and accountability than executives who operate with larger staffs in matrix organizations. Additionally, Sensient’s named executive officers have been carefully selected and are continually evaluated through rigorous performance assessment and succession planning processes over the length of their careers with the Company. Sensient’s compensation program reflects these realities by providing for compensation which correlates closely with the performance of the executive and the Company.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for  risk-taking from compensation programs for all employees. See “Committees of the Board — Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to measure and reward performance from each of its executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging taking unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls and oversight that minimize the risks present in Sensient’s business.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of strategic and financial plans, and specific financial and performance targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

In sum, the Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees, provide for effective succession planning and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of measuring and rewarding performance. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s stable peer group of competing public companies of similar size and complexity as well as published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company. This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives. The selection of our peer group and each material element of compensation are discussed further below.

Key elements of the executive compensation program tie a significant portion of executive compensation to the Company’s performance and success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers, including retirement compensation and potential payments in a situation involving a change of control of the Company. Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change of control and thereby assure that management provides guidance to the Board and shareholders that is divorced from such concerns. Change of control agreements can also help ensure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer. These change of control agreements remain important to the Company and therefore we have continued them, although in 2010 we revised them to remove the right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control. We also changed our policy so that change of control agreements entered into during 2010 and thereafter did not and will not include excise tax gross-up payments in connection with a change of control. In 2013 we entered into new change of control agreements with those executive officers that entered into change of control agreements before 2010 to eliminate all excise tax gross-up payments to executives in the event of a change of control.

Finally, as with most companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers. In 2014 the Committee and Board eliminated all tax gross-up payments on perks paid to named executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. As required by Section 14A of the Securities Exchange Act, the Company obtained formal shareholder advisory votes regarding executive compensation at the 2011, 2012, 2013 and 2014 Annual Meetings of Shareholders, and we will obtain a new advisory vote at the 2015 Annual Meeting of Shareholders and annually thereafter. The Committee considers the results of the recent shareholder advisory votes regarding executive compensation in determining its ongoing compensation policies and decisions. To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company initiated annual discussions of its compensation policies with some of its larger shareholders beginning in 2011 and, as a result of such discussions, the Company has initiated several key changes to its compensation practices. The Company’s executive compensation clawback policy, its higher executive and director stock ownership requirements, its revised policies generally requiring executives and directors to retain their Sensient stock ownership until retirement, its performance stock units, its modification of the performance metrics used to determine annual cash incentive awards, and its elimination of tax gross-ups from change of control agreements and from perks paid to named executive officers (each of which is described elsewhere in this proxy statement) were all influenced by the Company’s belief that these revisions would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and therefore should be viewed favorably by the Company’s shareholders and their advisors. We believe that our hold-to-retirement policy is unique within our peer group.

Generally, the Committee begins its consideration of annual cash and long-term equity incentive compensation at its Fall meeting to begin preliminary discussions of related considerations and to receive and begin review of the Comparable Company Data discussed above. Final determinations of salaries, annual cash incentive awards and long-term equity incentive compensation awards are made at the Committee’s meeting with concurrence by the Board during its regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Most restricted stock awards (and starting in 2013, our awards of performance stock units) are granted effective as of the December meeting date. Sensient has not granted stock options to its executive officers in recent years (relying instead on awards of restricted stock prior to 2013, an equal mix of time-based restricted stock awards and performance stock unit awards in 2013, and 100% performance stock unit awards beginning in 2014).

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

•
companies of comparable size (based primarily on market capitalizations ranging from approximately $382 million to $11.25 billion as of December 31, 2014 with a median of $2.1 billion and most recently reported operating incomes ranging from approximately $34 million to $714 million with a median of $124 million);

•	companies with which it competes for business (primarily in the specialty chemicals industry);

•	companies with significant international operations; and

•
companies with generally consistent financial performance or other business attributes (based primarily on gross, operating and net profits; gross, operating and net margins; full-time employees and total assets; and total shareholder return).

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to keep the peer group fairly stable from year to year for comparison purposes.

The Comparable Company Data included in the 2011 analysis that was considered by the Compensation Committee in making decisions for 2011 restricted stock awards, 2012 base salaries and 2012 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 19 public companies. The peer group of 19 public companies included in 2011 was:

Aceto Corporation	Cambrex Corporation	International Flavors & Fragrances Inc.	PolyOne Corporation

Albemarle Corporation	Church & Dwight Co., Inc.	McCormick & Company, Incorporated	A. Schulman, Inc.

Alberto-Culver Company	Elizabeth Arden, Inc.	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	FMC Corporation	Nu Skin Enterprises, Inc.	Stepan Company

Cabot Corporation	H.B. Fuller Company	Penford Corporation

Alberto-Culver Company and Arch Chemicals were both acquired in 2011 and are no longer publicly traded entities. Accordingly, data regarding them was not available in 2012 when making decisions relating to 2012 restricted stock awards, 2013 base salaries and 2013 annual incentive plan awards. For that reason the peer group used in 2012 consisted of the remaining 17 public companies plus Olin Corp. and Revlon, Inc., a chemical company and a beauty care and personal products company, respectively. These two additions to the peer group were selected because they each possess business and competitive profiles that are similar to the companies that were displaced from the peer group. The relevant financial characteristics of these companies that were added to the peer group also fell within an acceptable range in relation to Sensient’s own financial characteristics. Data regarding the same group of the remaining 17 public companies plus Olin Corp. and Revlon, Inc. was also considered when making Compensation Committee decisions in 2013 relating to 2013 restricted stock awards, 2013 performance stock unit awards, 2014 base salaries and 2014 annual incentive plan awards.

In December 2014, the Compensation Committee reviewed and updated the peer group by removing Olin Corp. and Penford Corporation (announced sale in 2014) and by adding Rockwood Holdings, Inc., Kraton Performance Polymers Inc., OM Group Inc., OMNOVA Solutions Inc., Innophos Holdings Inc. and Innospec Inc. These additions to the peer group were selected to better balance the spread of revenue sizes in the peer group and decrease the median revenue size of the peer group. The relevant financial characteristics of these companies that were added to the peer group also fell within an acceptable range in relation to Sensient’s own financial characteristics. Data regarding the peer group of the following 23 public companies was considered when making Compensation Committee decisions in 2014 when making Compensation Committee decisions relating to 2014 performance stock unit awards, 2015 base salaries and 2015 annual incentive plan awards:

Aceto Corporation	FMC Corporation	McCormick & Company, Incorporated	Rockwood Holdings, Inc.

Albemarle Corporation	H.B. Fuller Company	Minerals Technologies Inc.	Revlon Inc.

Cabot Corporation	Innophos Holdings Inc.	Nu Skin Enterprises, Inc.	A. Schulman, Inc.

Cambrex Corporation	Innospec Inc.	OM Group Inc.	Sigma-Aldrich Corporation

Church & Dwight Co., Inc.	International Flavors & Fragrances Inc.	OMNOVA Solutions Inc.	Stepan Company

Elizabeth Arden, Inc.	Kraton Performance Polymers Inc.	PolyOne Corporation

This public company peer group is comparable to Sensient in complexity and market challenges. Sensient’s 2013 market capitalization and operating income were slightly above the median of the peer companies (ranking at the 54th and 55th percentiles, respectively).

As noted above, similar to the approach taken by the Compensation Committee in December 2013 with respect to Mr. Paul Manning’s compensation as Chief Executive Officer in 2014, the Compensation Committee has targeted Mr. Rolfs’ compensation as Chief Financial Officer in 2015 to be at the median level of our 2014 peer group and his total direct compensation will only exceed the median of our peer group if the Company performs well and above-target payouts are earned under the annual cash incentive awards and long-term equity incentive awards.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it in the evaluation of compensation of the Chief Executive Officer and other executives and employees of the Company and the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the oversight of the work of any compensation consulting firm retained by the Compensation Committee to assist it by compiling the Comparable Company Data. The Compensation Committee may select a compensation consultant only after taking into consideration all factors relevant to that person’s independence from management, including the following: (A) the provision of other services to the corporation or its affiliates by the person that employs the compensation consultant; (B) the amount of fees received from the corporation or its affiliates by the person that employs the compensation consultant, as a percentage of the total revenue of the person that employs the compensation consultant; (C) the policies and procedures of the person that employs the compensation consultant that are designed to prevent conflicts of interest; (D) any business or personal relationship of the compensation consultant with a member of the Committee; (E) any corporation stock owned by the compensation consultant; and (F) any business or personal relationship of the compensation consultant with an executive officer of the corporation.

As part of the process to retain Towers Watson, the Compensation Committee evaluated the independence of that firm and its advisers by considering (among other factors that the Committee considered relevant) (1) what other services Towers Watson has provided to Sensient, (2) the amount of fees Towers Watson has received for those services as a percentage of its total revenue, (3) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest, (4) any business or personal relationships between Sensient’s advisers and members of the Committee or other directors or between Sensient executives and Towers Watson or its advisers, (5) the advisers’ holdings of Sensient stock, if any, and (6) the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended. The Compensation Committee considered that the Company has also used Towers Watson for certain other services and that the compensation to Towers Watson for these other services for recent years has not exceeded $120,000 annually. On the basis of the Compensation Committee’s evaluation of the factors listed above, the Committee determined that the advisers’ relationships and other services did not create conflicts of interest and did not adversely affect Towers Watson’s independence and advice.

The Company’s Senior Vice President, Administration customarily assists the Compensation Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Compensation Committee’s work. He also serves as the Compensation Committee’s officer contact, but has no decision-making authority on the Compensation Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Compensation Committee also takes into account the recommendations of the Company’s Chief Executive Officer.

Components of Executive Compensation and Benefits Programs

The following table summarizes the components of our executive compensation and benefits programs for named executive officers in 2015. Each component is designed to align the interests of our named executive officers with the Company and our shareholders and is discussed in further detail below.

	Component	Type	Objective
1.	Base Salary	Fixed	-	Attract and retain talented executives by providing base pay at market levels
2.	Annual Cash Incentive Plan Awards	Performance Based	- -
Drive Company and individual annual performance

Focus on growing local currency earnings per share (50% weight of awards), gross profit as a percentage of revenue (30% weight of awards) and cash flow (20% weight of awards)

3.	Long-Term Equity Incentive Awards	Performance Based (100% of 2014 awards)	- -
Align executive officers’ interests with those of the Company and its shareholders over a three-year vesting period

Focus on Company’s operating performance in terms of local currency EBIT Growth and Return on Invested Capital over a three-year performance period (January 1, 2015 – December 31, 2017)

4.	Retirement Benefits	Fixed	-	Attract and retain talented executives by providing retirement benefits to executives that have contributed to the Company’s success over an extended period of time
5.	Other Benefits	Fixed	-	Attract and retain talented executives by providing other benefits at market levels

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position, market data regarding salary changes for similar positions and the responsibilities of operating in a lean corporate environment. These factors ordinarily are not specifically weighted or ranked; instead they are considered in a holistic way.

For 2014, the Committee began with market data (comprised of the Comparable Company Data) indicating that base salaries of executives at similar companies were generally expected to increase from 2013 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations. The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company. The annual salary increase for 2013 to 2014 given to most of the named executive officers was between 3% and 4.1%.  In two instances larger increases were awarded because one executive’s 2013 base pay was significantly below the midpoint observed in the market and another executive had recently been promoted to a new position with increased responsibilities.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers. Annual incentive compensation is intended to provide cash-based incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. In 2013, the Compensation Committee significantly modified the Company’s annual incentive plan to reduce the emphasis placed on consolidated earnings per share and assign more meaningful weight to other financial objectives used to calculate annual incentive awards. For annual incentive awards issued in 2012 and prior years, which were generally set in December of the year but based on performance during the following year, performance was measured primarily based on earnings per share with supplemental targets based on improvements in revenue, cash flow, return on invested capital, expense levels and gross profit as a percentage of revenue, subject to an overall maximum on the aggregate incentive compensation awarded. For some officers the Company also used a measure of group operating profit. In October 2013, we announced significant changes to our annual cash-based incentive plan to incorporate feedback received from shareholders during the 2013 proxy season. As a result of this feedback, we changed our annual incentive award to provide three operating targets upon which performance would be measured and to eliminate supplemental targets. This change reduced the emphasis placed on consolidated earnings per share and assigned more meaningful weight to other financial objectives, thereby enhancing the linkage between pay and performance.

In December 2014, Sensient issued annual cash incentive awards which are to be based on performance during 2015 and which are calculated using a weighted average of the Company’s achievement of three performance goals – local currency earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight). The annual cash incentive bonuses are subject to a target level for each of the three performance goals, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target levels are achieved with respect to each performance goal. Performance in excess of the targeted levels allows for an increased award, but awards are capped at 200% of the bonus at the targeted levels. Performance below the targeted levels can result in a reduced award, or no award at all if none of the minimum threshold levels are achieved. The particular targets and financial goals used are those which the Compensation Committee determines best reflect or which are important to achieving increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Compensation Committee generally sets target bonus award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

In light of the foregoing, the Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. See page 44 for a detailed description of the current targets. Each of these targets is an objective measure of performance that we believe is widely accepted by investors. After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount (if any) that it pays the eligible executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, in 2015 the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for each of the local currency earnings per share, gross profit as a percentage of revenue and cash flow performance measures during the fiscal year. The other named executive officers currently would earn 65% of their base salaries in the case of “target” local currency earnings per share, gross profit as a percentage of revenue and cash flow performance. Performance in excess of the targeted level in any performance goal results in a payment of up to double the weighted amount of that performance goal if a specified “maximum” is achieved. For example, performance in excess of the targeted level of cash flow (which is given 20% weight in the formula) could result in a maximum of 40% (200% of the 20% weight) of the award being earned for the cash flow performance goal. Lower performance in one or more performance goals can result in a reduced award, subject to a specified “minimum” level for each of local currency earnings per share, gross profit as a percentage of revenue and cash flow. The Committee determined that these levels of annual incentive bonuses were appropriate based on analysis of the most recent Comparable Company Data. Nonetheless, the target percentage payout may vary from year to year. The amount Sensient pays will also increase or decrease from year to year in accordance with measuring actual performance against our target performance measures.

For awards made in 2013 to be based on performance during 2014, amounts paid under the bonus plan were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the plan.

Performance Goal	2014 Target(1) and Percentage of Target Bonus Earned	2014 Actual Results(2)	Percentage Weight of Bonus Formula

Consolidated earnings per share	$2.72 per share minimum, 30%;	$3.02 per	50%
	$2.88 per share target, 100%;	share
	$2.96 per share maximum, 200%

Gross profit as a percentage of revenue	32.7% minimum, 30%;	33.9%	30%
	32.8% target, 100%;
	32.9% maximum, 200%

Cash flow	$169.7 million minimum, 30%;	$201.4	20%
	$173.0 million target, 100%;	million
	$176.3 million maximum, 200%

(1)
Each performance goal for 2014 was subject to a minimum, target and maximum for purposes of determining any awards as shown above. 2014 performance below the minimum level would have resulted in 0% of the target bonus paid for that performance goal and 2014 performance equal to or above the maximum level would have resulted in 200% of the target bonus paid for that performance goal. Interpolation was used to calculate the payout when performance fell between the minimum and target or between the target and maximum levels. The 2014 consolidated earnings per share minimum, target and maximum amounts have been restated (by an increase of 2 cents to each amount) to remove the impact of 2014 discontinued operations.

(2)
The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee set the 2014 targets excluding any restructuring costs and the impact of 2014 discontinued operations. The exclusion made to earnings per share pursuant to this provision for 2014 was $1.51. Cash flow was adjusted by $12.2 million for payments related to the restructuring activities.

On December 4, 2014, the Compensation Committee set the performance goals under our annual cash incentive plans for fiscal 2015. For awards made in 2014 to be based on performance during 2015, amounts paid under the bonus plan will be based on a weighted average of the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the plan.

Performance Goal	2015 Target(1) and Percentage of Target Bonus Earned	2014 Actual Results(2)	Percentage Weight of Bonus Formula

Local currency consolidated earnings per share	$2.95 per share minimum, 30%;	$3.02 per	50%
	$3.16 per share target, 100%;	share
	$3.24 per share maximum, 200%

Gross profit as a percentage of revenue	34.0% minimum, 30%;	33.9%	30%
	34.1% target, 100%;
	34.2% maximum, 200%

Cash flow	$205.4 million minimum, 30%;	$201.4	20%
	$209.4 million target, 100%;	million
	$213.4 million maximum, 200%

(1)
Each performance goal for 2015 is subject to a minimum, target and maximum for purposes of determining any awards as shown above. 2015 performance below the minimum level would result in 0% of the target bonus paid for that performance goal and 2015 performance equal to or above the maximum level would result in 200% of the target bonus paid for that performance goal. Interpolation will be used to calculate the payout if the performance falls between the minimum and target or between the target and maximum levels.

(2)	The 2014 Actual Results (adjusted for excluded items discussed earlier) for each performance goal is provided solely for comparison against the 2015 targeted Performance Goals.

For 2014 and 2015, the named executive officers except Mr. Geraghty received or will receive incentive compensation opportunities based on the performance of the Company as a whole, rather than on the performance of any specific business unit of the Company. Mr. Geraghty’s incentive compensation was and will be based 70% on the performance of the Color Group and 30% on the performance of the Company as a whole.

In December 2011, Sensient adopted a new clawback policy, effective January 1, 2012, for the recovery of equity- based and other incentive compensation from the offending officer or officers if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer. Under the clawback policy, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period. Although it appears likely that a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act, those specific requirements have not yet been proposed or adopted. The Company decided to adopt a clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Stock Plan (collectively, the “Plans”). We believe that including a significant level of equity-based awards aligns the financial interests of our management with those of Sensient’s shareholders as well as with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company. This is especially true in light of the Company’s robust stock ownership and “hold-to-retirement” requirements for executives, discussed below.

Sensient’s long-term equity incentive compensation for its principal executive officers in recent years has been composed entirely of restricted stock awards, with no stock options. The 2007 Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.

In December 2014, the Compensation Committee awarded performance stock units that are calculated based on future performance over a three-year performance period and which are based on a weighted average of two performance metrics – local currency EBIT growth (70% weight) and return on invested capital (30% weight). In December 2014, the equity awards to the named executive officers consisted 100% of performance stock units. The performance stock units, if earned, will vest (i.e., become freely transferable) after three years or, if the individual’s employment terminates because of death, disability or retirement after reaching retirement age, before the end of the three-year performance period, a prorated portion of the performance stock units will vest on the date the individual’s employment terminates. For awards granted in 2014 and based on our three-year performance during 2015-2017, the performance stock units are based on a weighted average of the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for excluded items as provided in the applicable Plan.

Three Year Performance Goal	2015 Target(1) and Percentage of Performance Goal Earned	2014 Actual Results(2)	Percentage Weight of PSU Award Formula

Local currency EBIT growth	-5% Compound Annual Growth Rate (CAGR) on	$221.2 million	70%
	2014 actual EBIT minimum, 0%;
	0% CAGR on 2014 actual EBIT; 25%
	5% CAGR on 2014 actual EBIT target, 100%;
	7% CAGR on 2014 actual EBIT maximum, 150%

Return on invested capital	50 basis points decrease on 2014 actual ROIC	10.2%	30%
	minimum, 0%;
	No change on 2014 actual ROIC target, 50%;
	50 basis points increase on 2014 actual ROIC maximum, 150%

(1)
Each three-year performance goal for 2015-2017 is subject to a minimum, target and maximum for purposes of determining any awards as shown above. Three-year performance below the minimum level would result in 0% of the target earned for that performance goal and three-year performance equal to or above the maximum level would result in 150% of the target earned for that performance goal. Interpolation will be used to calculate the payout if the performance falls between the various levels.

(2)	The 2014 Actual Results for each performance goal is provided solely for comparison and have been adjusted for the impact of restructuring costs.

For 2014 performance stock unit awards, any executive officer whose employment with the Company terminates because of death, disability or retirement after reaching retirement age, prior to the end of the three year performance period, will become vested in the full award determined pursuant to the formula multiplied by the number of full months elapsed since the beginning of the performance period divided by thirty-six, provided, however, that the Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. Upon a change of control during the three-year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels.

For 2013 performance stock unit awards, any executive officer that has reached retirement age, received performance stock unit awards and worked for the Company during any part of the performance period, before voluntarily terminating his or her employment with the Company, will become vested in the full award determined pursuant to the formula upon the expiration of the two-year performance period. The Compensation Committee, in its sole discretion, may vest some or all of the performance stock units eligible for vesting to any executive officer that voluntarily terminates his or her employment with the Company after the two-year performance period but before the end of the restricted period and before such officer has reached retirement age. Any executive officer whose employment with the Company terminates because of death or disability after the two-year performance period but prior to the end of the three year restricted period will become vested in the full award determined pursuant to the formula multiplied by the number of full months elapsed since the beginning of the restricted period divided by thirty-six, provided, however, that the Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. Upon a change of control during the two-year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels.

The equity awards to the named executive officers between 2007 and 2012 were based on time-vesting and ordinarily would vest (i.e., become freely transferable) on the five year anniversary of the grant date or when the individual retires after attaining age 65 (if earlier). The equity awards to the named executive officers in 2013 consisted of (a) 50% time-vesting restricted stock that ordinarily would vest on the three year anniversary of the grant date or when the individual retires after attaining age 65 (if earlier) and (b) 50% performance stock units with a two-year performance period that ordinarily would vest on the on the three year anniversary of the grant date, when the individual retires after attaining age 65 (if earlier). Time-vesting  awards to Messrs. Kenneth Manning, Hobbs and Hammond all vested immediately upon grant because each has attained age 65.

Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because accounting rule changes made options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options were ever exercised by the executive. Although we have recently modified the performance and vesting criteria for our equity awards, in future years, our Compensation Committee may further grant equity awards using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in any combination of these alternatives.

Even when the restrictions have lapsed on equity awards, Sensient has long had a written policy that generally required executive officers and employees to hold all of their Sensient stock throughout their employment. Until 2011 the written policy indicated that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. In 2011 the policy was amended to increase the stock ownership requirement to be applicable within three years from their date of election for the Chief Executive Officer to six times his annual base salary and to increase the requirement for Senior Vice Presidents (currently Messrs. Hammond and Rolfs) to four times their annual base salaries. The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. The 2011 amendments also formalized Sensient’s “hold-to-retirement” policy for any additional net shares awarded by the Company in the future until the executive retires or is no longer employed by the Company, with the exceptions noted above for: (1) exercise and sales of shares from an option expiring within one year, (2) executives aged 60 or over who sell pursuant to a Board-approved Rule 10b5-1 plan and (3) sales of up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income and payroll taxes. In December 2013 the policy was amended to include the new performance stock units at the “target” payment amount for determining the amount of stock held by an individual subject to the policy. The Company also amended its written policy for independent directors by increasing the stock ownership requirement and adding a “hold to retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes). The minimum ownership component now requires that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board. This policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. All of the Company’s directors and named executive officers comply with these robust stock ownership requirements and the Company’s policies against hedging, short selling and use of Company stock as collateral. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, which creates a strong alignment with the interests of our shareholders. Based on publicly available information, we believe the combination of our robust stock ownership requirements and hold-to-retirement policy (with limited exceptions) is unique within our peer group and should help assure that this will continue.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay. For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, and sometimes relocation assistance or other benefits.

Chief Executive Officer’s Employment Agreement

Mr. Paul Manning is the only officer of the Company who currently has an employment agreement. A description of certain terms of Mr. Paul Manning’s employment agreement is provided below.

Compensation for Mr. Paul Manning

Mr. Paul Manning has an employment agreement with the Company that commenced on February 2, 2014.  The initial term of employment is three years, commencing on the effective date, and the employment agreement is renewable by mutual agreement. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans, and customary benefits. The agreement contains a one-year non-competition covenant that will begin on the date Mr. Paul Manning ceases to serve as Chief Executive Officer.

For 2014, Sensient’s principal corporate goals and objectives relevant to Mr. Paul Manning’s compensation were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.

For 2014, the Committee set Mr. Paul Manning’s base salary at $800,000  per annum. This amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Paul Manning’s leadership role. In addition, for fiscal 2014, his potential annual bonus payment was 85% of base salary at “target” performance, which was somewhat below potential bonuses of other companies based on the Comparable Company Data. For 2014 the target bonuses were based on a weighted average of the Company’s achievement of three performance goals – earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight). See pages 43 and 44 for a further description of the specific targets for 2014 and 2015, respectively.

Sensient granted Mr. Paul Manning 25,000 shares of time-based vesting restricted stock in 2012, 20,500 shares of time-based vesting restricted stock and 20,500 performance stock units in 2013 and  33,600 performance stock units in 2014. The award for each year was based on Mr. Manning’s performance with respect to the year in which the award was granted in accordance with the evaluation described above. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

For 2014 Mr. Manning also participated in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan. Mr. Manning’s participation in these retirement plans was on the same basis as other executive officers of the Company.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data.

Expired Employment Agreement with Mr. Kenneth Manning

Mr. Kenneth Manning had an employment agreement with the Company that expired by its terms on February 1, 2014. The agreement provided for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans, and customary benefits. The agreement contained a one-year non-competition covenant that will begin on the date Mr. Kenneth Manning ceases to serve as Chairman of the Board.

For 2012, 2013 and 2014, the Committee set Mr. Kenneth Manning’s base salary at $1,035,400, $1,066,500 and $1,098,500 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Kenneth Manning’s leadership role. For fiscal 2012, 2013 and 2014, his potential annual bonus payment was 85% of base salary paid at “target” performance. For 2012 the target bonuses for all of the named executive officers (including Mr. Kenneth Manning) were based primarily on earnings per share, but also included additional targets based on improvements in cash flow, return on invested capital, revenue, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded). For 2013 the target bonuses were again based primarily on earnings per share, with additional targets based on improvements in cash flow, return on invested capital, and gross profit as a percentage of revenue (subject to an overall maximum on the aggregate incentive compensation awarded). For 2014 the target bonuses were based on a weighted average of the Company’s achievement of three performance goals – earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight). For 2014, Mr. Kenneth Manning was eligible to receive a bonus based on a percentage of his salary paid in 2014. See page 43 for a further description of the specific targets for 2014.

Sensient did not grant an equity award to Mr. Kenneth Manning in 2014 in connection with his employment agreement or retirement. Sensient granted Mr. Kenneth Manning 90,000 shares of time-based vesting restricted stock in 2012 and 33,500 shares of time-based vesting restricted stock and 33,500 performance stock units in 2013. The award for each year was based on Mr. Kenneth Manning’s performance with respect to the year in which the award was granted in accordance with the evaluation described above. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

Until his retirement on February 1, 2014, Mr. Kenneth Manning participated in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan, on the same basis as other executive officers of the Company.

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers. These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control. These agreements are not employment agreements and have no effect unless there is a change of control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) Until 2010, the agreements provided that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control was deemed to be a termination for good reason, but they were amended in 2010 to delete that provision. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control. As noted above, the Company also has an employment agreement with Mr. Paul Manning that includes significant obligations upon early termination of employment (regardless of a change of control) without “cause” as defined therein. See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock plans have been designed so that outstanding stock option awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation. However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation. In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerates, potentially triggering the Section 162(m) limitation. The compensation of Mr. Kenneth Manning in 2012 and 2013, and the compensation of Mr. Hammond in 2012, exceeded the Section 162(m) limitation, primarily as a result of their restricted stock awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. Sensient’s change of control employment and severance agreements do not provide for tax gross-ups. See “Compensation Objectives and Philosophy” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations. We have structured our benefit plans and agreements to comply with Section 409A of the Internal Revenue Code in order to avoid any adverse tax consequences on the Company or its executive officers as a result of the surtax under Section 409A.

Executive Compensation Tables (2012, 2013 and 2014)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2014 and former Chief Executive Officer who served until his retirement on February 1, 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)(3)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Kenneth P. Manning(2)	2014	$218,292	$-	$98,226	$-	$155,621	$218,000	$1,021,069	$1,711,208
Chairman	2013	1,066,500	-	3,252,850	-	1,813,050	-	197,372	6,329,772
	2012	1,035,400	-	3,240,000	-	1,364,140	630,000	223,730	6,493,270

Paul Manning	2014	800,000	-	2,001,216	-	1,360,000	3,751,000	86,854	7,999,070
President and Chief	2013	457,700	-	1,990,550	-	595,010	-	141,593	3,184,853
Executive Officer	2012	362,548	-	900,000	-	389,608	1,944,000	58,922	3,655,078

Richard F. Hobbs	2014	554,000	-	1,447,308	-	720,200	775,000	76,266	3,572,774
Senior Vice President	2013	537,900	-	1,446,790	-	699,270	-	97,863	2,781,823
and Chief Financial	2012	522,200	-	1,440,000	-	526,117	227,000	99,137	2,814,454
Officer

John L. Hammond	2014	395,400	-	1,101,860	-	514,020	554,000	58,405	2,623,685
Senior Vice President,	2013	383,900	-	1,097,230	-	499,070	-	66,634	2,046,834
General Counsel and	2012	372,700	-	1,080,000	-	375,495	162,000	73,334	2,063,529
Secretary

Stephen J. Rolfs	2014	381,300	-	905,312	-	495,690	506,000	59,568	2,347,870
Senior Vice President,	2013	366,300	-	835,060	-	476,190	-	72,157	1,749,707
Administration	2012	352,200	-	792,000	-	354,842	400,000	63,825	1,962,867

Michael C. Geraghty	2014	355,610	-	470,524	-	276,469	1,575,000	37,699	2,715,302
President, Color	2013	325,740	-	466,080	-	230,726	-	41,666	1,064,212
Group	2012	252,775	-	380,085	-	173,454	-	27,965	834,279

(1)
The positions listed in the table above are as of December 31, 2014. Mr. Kenneth Manning retired as Chief Executive Officer on February 1, 2014 and the Board appointed Mr. Paul Manning as President and Chief Executive Officer on February 2, 2014.  Mr. Hobbs retired as Chief Financial Officer on February 6, 2015 and the Board appointed Mr. Rolfs as Senior Vice President and Chief Financial Officer on February 7, 2015.

(2)
Mr. Kenneth Manning’s 2014 total compensation includes $296,278 in director’s fees (annual retainer, meeting attendance and chairmanship fees) and $615,389 in advisory fees which, together with the Retirement Plan Benefits and Non-Retirement Plan Benefits described in footnotes (7) and (8) below, are reported under the column entitled “All Other Compensation” in the “Summary Compensation Table” above, and $98,226 in shares of restricted stock (awarded annually to each non-management director) which is reported in the column entitled “Stock Awards” in the “Summary Compensation Table” above. The Company generally pays director’s fees quarterly in advance. Mr. Manning received five quarterly payments of director’s fees and advisory fees during 2014, including a prorated payment of first quarter 2014 director’s fees and advisory fees paid on February 3, 2014 and an advance payment of first quarter 2015 director’s fees and advisory fees paid on December 18, 2014.

(3)	Includes amounts paid to Mr. Kenneth Manning in 2014 for accrued and unused vacation and amounts paid to Mr. Michael Geraghty in each year for accrued and unused paid time off.

(4)
The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant. The ultimate values of the stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy.

(5)
Amounts shown represent the amounts earned under the Company’s annual management incentive plans with respect to the years indicated. The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans with respect to 2014 were based upon a weighted average of achievement of targeted levels of earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and improvements in cash flow (20% weight) subject to a limit on aggregate incentive compensation for each executive. Amounts paid with respect to 2013 were based primarily upon achievement of a targeted level of earnings per share, and also supplementally included specified improvements in cash flow, return on invested capital and gross profit as a percentage of revenue, subject to a limit on aggregate incentive compensation for each executive. Amounts paid with respect to 2012 also supplementally included an increase in revenue. See “Components of Executive Compensation and Benefits Program — Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about cash bonuses for 2014.

(6)
Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. For the continuing participants collectively, most of the change in pension values for 2012 and 2014 was a result of decreases in long-term federal interest rates. The change in pension values for 2012 and 2014 for Mr. Paul Manning was also a result of his first year of participation in 2012 and his promotion to President and Chief Executive Officer in 2014. The requirements for the calculation assume that vesting will occur and the calculation produces large numbers in the first year of participation and in a year with a significant increase in compensation even though he would not be eligible for any retirement benefit until 2030. The change in pension value for Mr. Geraghty was a result of his first year of participation in 2014. This benefit will not increase as a result of compensation increases after 2015 (after 2016 for Mr. Rolfs) because the SERP was frozen by the Board in 2014. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(7)
Includes Company contributions under certain benefit plans and other arrangements for the named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax- qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Total
K. P. Manning	2014	$19,363	$77,451	$96,814
	2013	24,306	97,226	121,532
	2012	27,279	109,117	136,396

P. Manning	2014	13,950	55,800	69,750
	2013	8,473	33,892	42,365
	2012	7,681	30,726	38,407

R. F. Hobbs	2014	12,533	50,131	62,664
	2013	10,640	42,561	53,201
	2012	11,749	46,997	58,746

J. L. Hammond	2014	8,945	35,779	44,724
	2013	7,594	30,376	37,970
	2012	8,386	33,545	41,931

S. J. Rolfs	2014	8,575	34,300	42,875
	2013	7,211	28,846	36,057
	2012	7,882	31,529	39,411

M. C. Geraghty	2014	5,863	23,453	29,316
	2013	4,992	19,968	24,960
	2012	3,420	10,093	13,513

(8)
Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles, an executive physical, reimbursement of club membership dues and expenses, and with respect to Mr. Paul Manning, executive relocation assistance. The named executive officers received tax gross-up payments for 2012 related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $36,903, $9,541, $18,063, $14,073, $11,082 and $5,990, respectively. For 2013, the named executive officers received tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $36,541, $36,971, $22,923, $14,364, $16,999 and $8,178, respectively. For 2014, the named executive officers did not receive any tax gross-ups related to various other benefits. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Relocation ($)	Club ($)	Tax Gross-Up Payments ($)	Total ($)
K. P. Manning	2014	$6,025	$4,679	$-	$-	$1,884	$-	$12,588
	2013	3,050	28,082	2,805	-	5,362	36,541	75,840
	2012	16,100	27,787	440	-	6,104	36,903	87,334

P. Manning	2014	2,500	14,604	-	-	-	-	17,104
	2013	537	14,853	2,379	44,488	-	36,971	99,228
	2012	-	10,974	-	-	-	9,541	20,515

R. F. Hobbs	2014	2,575	10,677	350	-	-	-	13,602
	2013	2,745	18,524	20	-	450	22,923	44,662
	2012	2,464	19,367	497	-	-	18,063	40,391

J. L. Hammond	2014	2,190	11,292	199	-	-	-	13,681
	2013	2,460	11,217	623	-	-	14,364	28,664
	2012	6,005	10,848	477	-	-	14,073	31,403

S. J. Rolfs	2014	3,325	13,368	-	-	-	-	16,693
	2013	3,325	13,274	2,502	-	-	16,999	36,100
	2012	-	13,332	-	-	-	11,082	24,414

M. C. Geraghty	2014	-	8,383	-	-	-	-	8,383
	2013	-	8,528	-	-	-	8,178	16,706
	2012	-	8,462	-	-	-	5,990	14,452

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and performance stock units to key employees. The Company has not granted stock options in recent years. The Committee makes annual decisions, typically in December of each year, regarding appropriate equity-based awards for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company. The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award. In response to concerns from the Company’s shareholders, the Compensation Committee has, starting with the awards in December 2013, revised the performance goals for awards granted by the Compensation Committee. For 2014, the goals are based upon a weighted average of the achievement of specified levels of earnings per share, gross profits and cash flow, with the award being calculated and paid based upon achieving the specified goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, or no award at all if the minimum threshold level is not achieved. Performance exceeding the targeted goal or goals can result in an increased award, which generally brings aggregate cash and incentive compensation above the median of our peer group. See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Bonuses” above. There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance. The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2014. For 2015, the amounts paid to the named executive officers will be based on a weighted average of achievement of targeted local currency earnings of $3.16 per share (50% weight), gross profit as a percentage of revenue (34.1% or greater, a 200 basis point improvement from 2014, excluding the effect of 2014 restructuring costs) (30% weight) and cash flow ($209.4 million or higher, a 4% improvement from 2014, excluding the effect of 2014 restructuring costs) (20% weight). These targets and improvements are subject to adjustment for excluded items as provided in the Annual Plans. None of the incentive amounts to be paid to the current named executive officers for 2015 will be based on group or divisional financial goals except Mr. Geraghty’s incentive compensation will be based 70% on the performance of the Color Group and 30% on the performance of the Company as a whole.

Granting of equity awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals. The restricted stock awards and performance stock units were each granted at the December 4, 2014, meeting of the Compensation Committee. The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, the executives’ levels of responsibilities, specialized skills, experience, length of service, recent management contributions and past awards. In determining the level of equity awards, the Compensation Committee also considers the predicted award values for similar positions at other companies included in the Comparable Company Data. This comparison is performed to confirm that Sensient’s pay practices are being reasonably applied and are competitive for purposes of attracting and retaining key executives. See “Components of Executive Compensation and Benefits Programs — Equity Awards” above. All of the awards granted in 2014 provide for performance-based vesting. When Messrs. Kenneth Manning, Hobbs and Hammond turned age 65, time vested awards that had been granted in the last 5 years fully vested on that date. Time-based awards granted to those individuals after age 65 vest upon granting and performance-based awards granted to those individuals after age 65 vest, if applicable, upon satisfaction of the actual performance criteria used to calculate the award (i.e., after the two-year or three-year performance period).

INCENTIVE PLAN AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
K. P. Manning	4/24/14	$-	$-	$-	-	-	-	1,800	-	$-	$98,226
P. Manning	12/4/14	214,200	714,000	1,428,000	0	33,600	50,400	-	-	-	2,001,216
R. F. Hobbs	12/4/14	111,271	370,903	741,806	0	24,300	36,450	-	-	-	1,447,308
J. L. Hammond	12/4/14	79,416	264,720	529,440	0	18,500	27,750	-	-	-	1,101,860
S. J. Rolfs	12/4/14	81,789	272,630	545,259	0	15,200	22,800	-	-	-	905,312
M. C. Geraghty	12/4/14	71,437	238,124	476,249	0	7,900	11,850	-	-	-	470,524

(1)
These are awards authorized by the Compensation Committee on December 4, 2014, under the annual cash-based management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2015. The annual plans provide annual cash payments to executives based upon a weighted average of achieving overall Company local currency earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and cash flow (20% weight) goals as described above. These threshold, target and maximum amounts are all based on a percentage of 2015 salary assuming each named executive officer continues to be employed by Sensient through December 31, 2015. As noted above, Mr. Hobbs retired as Chief Financial Officer on February 6, 2015; accordingly, his award will be a percentage of the actual amount of salary he received through such date.

(2)
These are awards authorized by the Compensation Committee on December 4, 2014, under the Company’s 2007 Stock Plan which provide for incentive payments conditioned upon the Company’s performance over the 2015-2017 three-year period. These awards consist of performance stock units granted to the named executive officers, which become earned and vest after satisfaction of a weighted average of achieving two separate performance metrics consisting of (a) overall Company local currency EBIT growth (70% weight) and (b) return on invested capital (30% weight). Each of these performance metrics is described in greater detail above.

(3)
The award to Mr. Kenneth Manning consisted of shares of restricted stock awarded to directors which vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)
The grant date fair value of each portion of the equity-based awards equaled the closing market price of our Common Stock on the December 4, 2014 grant date multiplied by (a) the number of shares of restricted stock, in the case of the time-based restricted stock awards or (b) the number of performance stock units (with each such unit representing one share of Common Stock) which number of units being equal to the number of shares of restricted stock issuable assuming achievement of the target performance criteria underlying the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2014)

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

K. P. Manning	12/5/13	-	-	-	-	33,500	(5)	$2,021,390
	4/24/14	-	-	-	-	1,800	(6)	108,612
								$2,130,002

P. Manning	2/4/10	-	-	-	-	1,500		$90,510
	12/9/10	-	-	-	-	15,000		905,100
	12/8/11	-	-	-	-	18,000		1,086,120
	12/6/12	-	-	-	-	25,000		1,508,500
	12/5/13	-	-	-	-	41,000	(7)	2,473,940
	12/4/14	-	-	-	-	33,600	(5)	2,027,424
								$8,091,594

R. F. Hobbs	12/5/13	-	-	-	-	14,900	(5)	$899,066
	12/4/14	-	-	-	-	24,300	(5)	1,466,262
								$2,365,328

J. L. Hammond	12/5/13	-	-	-	-	11,300	(5)	$681,842
	12/4/14	-	-	-	-	18,500	(5)	1,116,290
								$1,798,132

S. J. Rolfs	12/1/05	9,000	-	$18.57	12/1/15	-		-
	12/7/06	2,125	-	$24.15	12/7/16	-		-
	12/9/10	-	-	-	-	14,000		$844,760
	12/8/11	-	-	-	-	17,000		1,025,780
	12/6/12	-	-	-	-	22,000		1,327,480
	12/5/13	-	-	-	-	17,200	(7)	1,037,848
	12/4/14	-	-	-	-	15,200	(5)	917,168
								$5,153,036

M. C. Geraghty	2/2/12	-	-	-	-	500		$30,170
	12/6/12	-	-	-	-	10,000		603,400
	12/5/13	-	-	-	-	9,600	(7)	579,264
	12/4/14	-	-	-	-	7,900	(5)	476,686
								$1,689,520

(1)
All outstanding options have an exercise price equal to the market price on the date of grant and vested in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

(2)
Except as described elsewhere in this proxy statement, restricted stock awarded before 2013 vests after completion of five years of service with the Company following the grant date and restricted stock awarded during 2013 vests after completion of three years of service with the Company following the grant date, or, in each case, earlier in the event of an executive’s retirement at age 65 or greater. The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $60.34 per share closing price of a share of Sensient common stock on December 31, 2014. See footnote (5) below for a description of the performance stock units awarded on December 5, 2013 and December 4, 2014.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

(5)
These awards consisted of performance stock units (assuming target levels of performance). The amount disclosed in the table with respect to the portion of such award consisting of performance stock units is based upon the number of shares of Common Stock reflecting the performance stock units assuming achievement of the target performance criteria underlying the award with one share of Common Stock issued for each performance stock unit granted.

(6)
These awards consisted of restricted stock awarded to Mr. Manning as a director that vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(7)	These awards consisted of 50% time-vesting restricted stock and 50% performance stock units (assuming target levels of performance).

OPTION EXERCISES AND STOCK VESTED (2014)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)

K. P. Manning	-	-	-	-
P. Manning	-	-	-	-
R. F. Hobbs	-	-	-	-
J. L. Hammond	-	-	-	-
S. J. Rolfs	10,000	$314,900	10,000	$598,100
M. C. Geraghty	-	-	-	-

(1)
The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of Sensient’s Common Stock on the exercise date and the exercise price for the stock options.

(2)
Except as described elsewhere in this proxy statement, restricted stock vests after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater. The value realized on vesting of restricted stock is the value of Sensient’s Common Stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

Historically Sensient offered a SERP to selected Sensient officers and key employees which provides a non-qualified supplemental executive retirement benefit. As described below, in 2014 Sensient closed the SERP to new participants and froze the benefits payable to existing participants.

Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. Other than instances of death or disability, participants are not vested and are not eligible for any benefit until they reach a defined retirement age which is stated in terms of age and years of service.  Generally, participants are not eligible for a full benefit until age 62 and no benefits are vested prior to age 55. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual bonus since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers now participate in the SERP. Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Kenneth Manning, 35% for Messrs. Hobbs, Hammond and Paul Manning and 30% for Messrs. Rolfs and Geraghty. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The SERP was frozen effective December 31, 2016, with respect to Mr. Rolfs, and December 31, 2015, with respect to all other SERP participants, and, as a result, no further benefits will accrue under the SERP for any named executive officer after the applicable freeze date. Although no additional benefits accrue under the SERP for any compensation or service after the freeze date, the actuarial present value of these frozen future benefits will increase by a nominal amount each year primarily because the executive officer will be one year closer to retirement age. These future nominal increases in actuarial present value due to the passage of time will be listed under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table.”

PENSION BENEFITS (Year-end 2014)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
K. P. Manning	SERP	26	$0	$17,884,758
P. Manning	SERP	5	5,690,000	-
R. F. Hobbs	SERP	41	6,671,000	12,546
J. L. Hammond	SERP	17	4,762,000	8,940
S. J. Rolfs	SERP	17	2,134,000	-
M. C. Geraghty	SERP	3	1,575,000	-

(1)	All benefits for Messrs. Kenneth Manning, Hobbs and Hammond had vested at year end; benefits for Messrs. Paul Manning, Rolfs and Geraghty had not yet vested.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA. Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K. P. Manning	$-	$108,782	$22,715	$1,851,865	$-
P. Manning	-	29,615	7,747	-	83,992
R. F. Hobbs	-	40,451	9,333	-	392,628
J. L. Hammond	-	25,220	20,282	-	253,186
S. J. Rolfs	-	23,307	17,376	-	197,800
M. C. Geraghty	-	12,210	2,146	-	20,133

(1)	The amount included in this column for each named executive officer is included in such named executive officer’s compensation set forth in the “Summary Compensation Table” above.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Kenneth Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $56 million of assets as of December 31, 2014. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreements. As discussed above, Mr. Kenneth Manning retired from his position as Chief Executive Officer of the Company on February 1, 2014. As of December 31, 2013, the Company had an employment contract with Mr. Kenneth Manning (which agreement expired by its terms on February 1, 2014) and did not have as of December 31, 2013 employment contracts with any of its other executive officers (it does have contracts effective upon a change of control, as described below). Pursuant to the terms of Mr. Kenneth Manning’s former employment contract, the agreement with Mr. Kenneth Manning could be terminated by the Board with or without cause, and if Mr. Kenneth Manning was terminated by the Board without cause or Mr. Kenneth Manning resigned for good reason, certain termination benefits were payable to Mr. Kenneth Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Kenneth Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contained a one-year non-competition covenant. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Kenneth Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

Effective February 2, 2014, the Company entered into an employment agreement with Mr. Paul Manning, the Company’s Chief Executive Officer. Pursuant to the terms of this employment agreement, Mr. Paul Manning serves as the Company’s President and Chief Executive Officer. The initial term of this employment agreement is for a period of three years, commencing on the effective date (the “Term”), and shall be renewable by mutual agreement. This employment agreement may be terminated with or without cause, by the Company or by Mr. Paul Manning, subject to the rights and obligations contained therein. During the Term, Mr. Paul Manning will receive an initial annual base salary of $800,000 and such salary shall be reviewed annually by the Compensation Committee based on Mr. Paul Manning’s performance and the Company’s compensation policies. In addition, Mr. Paul Manning will be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with those received by other executive officers of the Company.

The following table describes the potential payments to Mr. Paul Manning upon a hypothetical termination without cause on December 31, 2014. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination
Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$4,185,030	$111,320	$7,706,942	$12,003,292

Change of Control Agreements. In the event of a change of control of the Company, Mr. Paul Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below. For these purposes, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has change of control agreements with certain of its executive officers (including each of the named executive officers other than Mr. Kenneth Manning whose Change of Control Employment and Severance Agreement terminated as of February 1, 2014, in connection with his retirement). These are not employment agreements and have no effect unless there is a change of control. Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above. If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans. The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2014 (and accordingly the table below does not include Mr. Kenneth Manning due to his earlier retirement), followed by a qualifying severance where applicable. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount(1)	Pension Enhancement(2)	Value of Restricted Stock and/or Performance Stock Units That Vest Early(3)	Estimated Income Tax Gross-Up and Employee Benefits(4)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon(4)	Total Estimated Payments
P. Manning	$4,185,030	$7,834,037	$8,091,594	$111,320	-	$20,221,981
R. F. Hobbs	3,759,810	176,238	2,365,328	115,529	-	6,416,905
J. L. Hammond	2,683,410	125,793	1,798,132	85,447	-	4,692,782
S. J. Rolfs	2,572,470	3,241,635	5,153,036	95,080	-	11,062,221
M. C. Geraghty	1,738,878	2,292,382	1,689,520	70,148	-	5,790,928

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)
The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits using the 2015 salary and the highest bonus paid as of December 31, 2014.

(3)
Performance stock units awarded in 2013 are subject to accelerated vesting at target performance levels upon a change of control during the two-year performance period and performance stock units awarded in 2014 are subject to accelerated vesting at target performance levels upon a change of control during the three-year performance period.

(4)	None of the Company’s change of control agreements provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by the Company’s shareholders	66,167	(1)	$23.4944	$1,370,700	(2)

Equity compensation plans not approved by the Company’s shareholders	-		-	-

Total	66,167	(1)	$23.4944	1,370,700	(2)

(1)	Excludes deferred shares, which have no exercise price.

(2)
Includes the following as of December 31, 2014: (i) up to 1,057,700 shares of restricted stock and performance stock units that may be issued under the Company’s 2007 Stock Plan; and (ii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iii) up to 113,000 shares that may be issued in the form of restricted stock under the Company’s 2012 Non-Employee Directors Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year- end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2014, all of its officers and directors complied with the Section 16(a) filing requirements, except that the Company filed one late Form 3 on behalf of Mr. Samir Lteif.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Code of Conduct provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Senior Vice President, Administration or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board or an appropriate committee thereof. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. Paul Manning (the Company’s President and Chief Executive Officer) is the son of Mr. Kenneth Manning (the Company’s Chairman of the Board). Mr. Paul Manning receives the compensation described herein and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. In addition, Mr. John Manning (the Company’s Vice President and Assistant General Counsel) is also the son of Mr. Kenneth Manning and the brother of Mr. Paul Manning. The employment arrangements of both Mr. Paul Manning and Mr. John Manning were carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2014, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest. See “Corporate Governance — Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Messrs. Brown and Kenneth Manning are directors.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to attract, motivate, and retain the key executives who drive our success. Compensation that measures and rewards performance, and alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design. Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years.

We support the principle that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This principle is embodied in a non-binding, advisory vote that gives you as a shareholder the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures. We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2016 Annual Meeting of Shareholders. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation. The Compensation Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements. For instance, our Compensation Committee and Board, as a whole, modified our current executive compensation arrangements during 2014 as a result of the vote outcome from the nonbinding advisory vote on executive compensation held with respect to the 2014 Annual Meeting of Shareholders. However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to measure and reward performance from each of our executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to recognize and reward an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

•	to attract and retain high caliber executive and employee talent.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that recognizes and rewards individual and team performance without encouraging unnecessary or excessive risks. We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. For example, approximately 76% of the average total 2014 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation) consisted of either incentives that were subject to pre-established performance criteria or performance stock equity awards that are subject to future performance criteria. We have made and will continue to make improvements to our compensation program from time to time. The 2014 shareholder advisory vote showed lower shareholder support compared to the prior year and less than majority shareholder support. We reached out directly to greater than a majority of our shareholders to discuss their concerns and, in response to shareholder concerns, we awarded 100% performance stock equity awards under our annual equity award grants for executives (compared to 50% performance stock equity awards in 2013), refreshed the Board by adding two new independent directors, eliminated tax gross-up payments on perquisites paid to named executive officers and adopted numerous enhancements to our corporate governance and executive compensation practices. Certain compensation decisions made during 2013 will result in maintaining 2014 pay levels at the prior year’s level with only a small, customary increase in base pay. Additionally, the management succession occasioned by the recent retirements of Messrs. Kenneth Manning and Hobbs and certain other compensation decisions made during 2013 and 2014 have resulted in lower compensation in 2014 pay levels, and will result in lower compensation in 2015 pay levels, compared to the prior year’s level.

As described in the “2014 Highlights” section of our “Compensation Discussion and Analysis” section above, during 2014 our stock price increased from $48.52 to $60.34 per share, earnings per share increased before restructuring costs by 10.6% to a record level of $3.02 and cash flow from operations increased by 23% to $189 million. During 2014 we also increased our quarterly dividend to 25 cents per share and returned $185 million of cash to our shareholders through share repurchases and dividends.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it. The Board and the Compensation Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. If no voting specification is made on a properly returned and signed proxy card (excluding broker non-votes), the proxies named on the proxy card will vote “For” this resolution.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

ITEM 3.

APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS

Under the Wisconsin Business Corporation Law, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting. In this context, “plurality” means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. The Company’s Amended and Restated Articles of Incorporation are currently silent as to the voting standard for election of directors. As a result, implementing a majority voting standard for director nominees running unopposed will require that the Board adopt, and the shareholders approve, the amendment to the Company’s Amended and Restated Articles of Incorporation.

Proposed Amendment

The Board has approved the adoption of amendments to the Company’s Amended and Restated Articles of Incorporation, Bylaws and Corporate Governance Guidelines to provide for a majority voting standard in uncontested elections of directors, subject to shareholder approval of the amendment to the Company’s Amended and Restated Articles of Incorporation. If such proposed amendment is approved by the shareholders a new Section 7.3 will be added to Article VII of the Company’s Amended and Restated Articles of Incorporation that reads as follows:

“SECTION 7.3  Election of Directors.

Each director shall be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present except in a contested election of directors.”

We are now submitting this amendment for approval by the Company’s shareholders. If the amendment is approved by the shareholders, this amendment will become effective upon the filing of articles of amendment of the Company’s Amended and Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions. The Company would make such a filing promptly after the annual meeting. If the proposed amendment is not approved, no amendment will be made to the Company’s Amended and Restated Articles of Incorporation, Bylaws or Corporate Governance Guidelines, and the existing plurality voting standard and director resignation policy will remain in place.

Vote Required

Assuming that a quorum is present, the amendment will be approved if more shares are voted in favor of approval than are voted against approval of the amendment. Under Wisconsin law, any shares not voted at the Meeting with respect to the amendment (whether as a result of abstention, broker non-vote or otherwise) will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE AMENDMENT.

ITEM 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2015.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2015. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2015. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 5.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the accompanying Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than January 23, 2015. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2016 Annual Meeting of Shareholders, which is expected to be held on April 21, 2016, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 13, 2015, and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2016 Annual Meeting of Shareholders without inclusion in the proxy materials if such proposals are received by the Company no later than January 22, 2016.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 90 days (and, in the case of nominations, not more than 120 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws. Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2014 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L Hammond
Secretary

Appendix A

SENSIENT TECHNOLOGIES CORPORATION
DIRECTOR SELECTION CRITERIA

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the Chairman of the Board and the President and Chief Executive Officer) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS. NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•
Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board. Directors should be selected so that the Board is a diverse body, with diversity reflecting gender, race, ethnicity, national origin and professional experience.

•
Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities. The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1. Election of directors:	01 Hank Brown	06 Kenneth P. Manning	☐	Vote FOR	☐	Vote
	02 Joseph Carleone	07 Paul Manning		all nominees		WITHHELD
	03 Edward H. Cichurski	08 Deborah McKeithan-Gebhardt		(except as marked)		from all nominees)
	04 Fergus M. Clydesdale	09 Elaine R. Wedral
	05 James A. D. Croft	10 Essie Whitelaw

Please fold here - Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.
		☐ For	☐ Against	☐ Abstain

3.	Proposal to approve an amendment to Sensient’s Amended and Restated Articles of Incorporation to provide a majority voting standard for future uncontested elections of directors.	☐ For	☐ Against	☐ Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of Sensient for 2015.	☐ For	☐ Against	☐ Abstain

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 23, 2015
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. Shares held in the same registration will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you received to ensure that all shares you own are voted

If no choice is specified, the proxy will be voted "FOR" all nominees listed in Item 1 and "FOR" Items 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 23, 2015, 2:00 p.m., Central Time, and at any adjournment thereof.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Sensient Technologies Corporation’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.proxypush.com/sxt

Use the Internet to vote your proxy
until 12:00 p.m. (CT) on
April 22, 2015. For shares held in
Sensient’s employee benefit plans,
the deadline is 12:00 p.m. (CT)
on April 20, 2015.

PHONE
1-866-883-3382

Use a touch-tone telephone to
vote your proxy until 12:00 p.m.
(CT) on April 22, 2015. For shares held
in Sensient’s employee benefit plans,
the deadline is 12:00 p.m. (CT)
on April 20, 2015.
MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.